UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Checkpoint Systems, Inc.

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CHECKPOINT SYSTEMS, INC.

PROXY STATEMENT

2015 NOTICE OF ANNUAL MEETING

This Proxy Statement, the enclosed proxy card, and the

Checkpoint Systems, Inc. 2014 Annual Report are being mailed to shareholders on or about April 27, 2015.

NOTICE OF 2015

ANNUAL SHAREHOLDERS’ MEETING

and

PROXY STATEMENT

CHECKPOINT SYSTEMS, INC.

101 Wolf Drive

Thorofare, NJ 08086

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Checkpoint Systems, Inc. (the “Annual Meeting”) will be held on Wednesday, June 3, 2015 at our headquarters located at 101 Wolf Drive, Thorofare, New Jersey, at 10:00 a.m. for the following purposes:

1. To elect two Class III directors for a three-year term;

2. To approve the Checkpoint Systems, Inc. 2015 Incentive Award Plan;

3. To approve the Checkpoint Systems, Inc. 2015 Employee Stock Purchase Plan;

4. To approve, on a non-binding advisory basis, the compensation of our named executive officers;

5. To ratify the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the fiscal year ending December 27, 2015; and

6. To transact any other business properly raised at the Annual Meeting.

The close of business on April 15, 2015, has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

All shareholders are invited to attend the Annual Meeting. However, whether or not you attend the Annual Meeting, it is important that your shares be voted at the Annual Meeting. Therefore, we urge you to vote promptly and submit your proxy by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed prepaid envelope. If you decide to attend the Annual Meeting, you have the right to vote in person even if you have previously submitted your proxy. If you hold your stock in “street name”, you should follow the voting instructions provided by your bank, broker or other nominee.

This Proxy Statement, the enclosed proxy card, and Checkpoint’s 2014 Annual Report are being mailed to shareholders on or about April 27, 2015.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 3, 2015. This proxy statement, along with the Checkpoint Systems, Inc. 2014 Annual Report to shareholders, is available at: www.checkpointsystems.com.

BRYAN T. R. ROWLAND

VICE PRESIDENT, GENERAL COUNSEL

AND CORPORATE SECRETARY

April 27, 2015

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement of Checkpoint Systems, Inc. (“Checkpoint” or the “Company” or “us” or “our”), a Pennsylvania corporation, is being mailed or otherwise furnished to shareholders on or about April 27, 2015 in connection with the solicitation by the Board of Directors (the “Board”) of Checkpoint of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 3, 2015, at 10:00 a.m. at the Company’s headquarters located at 101 Wolf Drive, Thorofare, NJ 08086.

At the Annual Meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

Proposal 1)	To elect two Class III directors to hold office until the 2018 Annual Meeting of Shareholders. The Board has nominated George Babich, Jr. and Julie S. England as the Class III directors.

Proposal 2)	To approve the Checkpoint Systems, Inc. 2015 Incentive Award Plan (“2015 Plan”);

Proposal 3)	To approve the Checkpoint Systems, Inc. 2015 Employee Stock Purchase Plan (“ESPP”);

Proposal 4)	To approve, on a non-binding advisory basis, the compensation of our named executive officers (“NEO’s”);

Proposal 5)	To ratify the appointment of PricewaterhouseCoopers, LLP (“PwC”) as the independent registered public accounting firm of the Company for the fiscal year ending December 27, 2015; and

We will also transact any other business properly raised at the Annual Meeting.

The Board recommends that you vote “FOR” the nominees for election to the Board named in the proxy, “FOR” the advisory vote on executive compensation and “FOR” the ratification of the appointment of PwC as the independent auditors.

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the Annual Meeting, please submit your proxy or voting instructions as described in “Options for Voting”. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

Options for Voting

If you hold shares in your own name, you may vote as follows:

1.	Telephone. To vote by telephone, please follow the instructions on the enclosed proxy card. If you vote by telephone, it is not necessary to mail your proxy card.

2.	Internet. To vote over the Internet, please follow the instructions on the enclosed proxy card. If you vote over the Internet, it is not necessary to mail your proxy card.

3.	Mail. To vote by mail, please complete, sign and mail the proxy card in the enclosed prepaid envelope.

4.	In Person. If you wish to vote in person, written ballots will be available at the Annual Meeting.

We would appreciate your vote as soon as possible for use at the Annual Meeting or at any adjournments of the Annual Meeting. Properly executed proxies received by Checkpoint’s Corporate Secretary before the Annual Meeting will be voted as directed unless revoked. A proxy may be revoked at any time before it is exercised by: (a) notifying Checkpoint’s Corporate Secretary in writing; (b) delivering a proxy with a later date; or (c) attending the Annual Meeting and voting in person.

Unless you indicate otherwise, shares represented by proxies properly voted by telephone, over the Internet or signed and returned to the Company will be voted “FOR” the nominees for election to the Board named in the proxy, “FOR” the approval of the 2015 Plan, “FOR” the approval of the ESPP, “FOR” the advisory vote on executive compensation and “FOR” the ratification of the appointment of PwC as independent auditors.

If you hold your shares in “street name” (i.e., in a brokerage account), you should follow the voting instructions provided by your bank, broker or other nominee, including any instructions provided regarding your ability to vote by telephone or over the Internet. Please note that if you hold your shares in street name, in order to vote in person at the Annual Meeting, you must request a proxy from your broker.

Voting Mechanics

The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering such matter. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting.

Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. NYSE rules consider the ratification of the appointment of the Company’s independent auditors (Proposal 5) to be a routine matter. As a result, your broker is permitted to vote your shares on this matter at its discretion without instruction from you. When a proposal is not a routine matter, such as the election of Directors (Proposal 1), the advisory vote on executive compensation, also known as a “Say-on-Pay” proposal (Proposal 4), the approval of the 2015 Plan (Proposal 2), and the approval of the ESPP (Proposal 3), and you have not provided voting instructions to your broker with respect to one of these proposals, your broker cannot vote the shares on that proposal. The missing votes for these non-routine matters are called “broker non-votes.”

With respect to Proposal 1, the election of Directors, a stockholder may cast a vote for all nominees, withhold authority to vote for all nominees or withhold authority to vote for any individual nominee. Under the Company’s Bylaws, Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. Neither votes that are withheld nor broker non-votes will affect the outcome of the election of directors.

With respect to Proposals 2, 3, 4 and 5, a stockholder may cast a vote for or against the proposal or abstain from voting. Under the Company’s Bylaws, the affirmative vote of shareholders present, in person or by proxy, entitled to cast at least a majority of the votes which all shareholders present are entitled to cast will constitute the stockholders’ approval of such proposal. Proposals 2, 3 and 4 are considered non-routine proposals. As non-routine proposals, there may be broker non-votes where a shareholder does not sign and return a proxy card providing the broker with specific voting instructions. Proposal 5 is a routine proposal. As a routine proposal, there will be no broker non-votes, although brokers may otherwise fail to submit a vote. With respect to Proposals 2, 3, 4 and 5 any abstentions, broker non-votes or other failures by brokers to submit a vote, as applicable, will have the same effect as a vote against such proposals.

As a routine proposal, there will be no broker non-votes, although brokers may otherwise fail to submit a vote. Any failures by brokers to vote or abstentions will have the same effect as a vote against this proposal.

Cost of Solicitation

All costs of solicitation of proxies will be borne by the Company. Other costs anticipated are those ordinarily incurred in connection with the preparation and mailing of proxy materials. In addition to solicitations of proxies by mail, the Company’s Directors, officers and other employees, without additional remuneration, may solicit proxies by telephone and in person.

Eligibility to Vote

Only holders of record of Checkpoint’s Common Stock at the close of business on April 15, 2015 (the “Record Date”) are entitled to vote at this Annual Meeting and any adjournment thereof. As of the Record Date, there were 42,068,671 shares of Common Stock issued and outstanding, the holders of which are entitled to one vote per share.

Obtaining Copies

Our Annual Report on Form 10-K containing financial statements for the fiscal year ended December 28, 2014 (“2014 Annual Report”), has been mailed to the stockholders with this proxy statement. This proxy statement, the 2014 Annual Report, a letter to the stockholders and the accompanying proxy card were first mailed to stockholders on or about April 27, 2015. Additionally, copies of the Company’s 2014 Annual Report may be printed from www.checkpointsystems.com or will be provided without charge, upon request. Requests may be directed to the Company at Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086, Attention: Corporate Secretary.

PROPOSALS TO BE VOTED ON:

PROPOSAL 1. ELECTION OF DIRECTORS

At the Annual Meeting, the shareholders will elect two Class III directors to hold office until the 2018 Annual Meeting of Shareholders or until their respective successors have been elected and qualified. The Company’s Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors expiring in each year. On February 25, 2015, the Board of Directors, upon the recommendation of its Governance and Nominating Committee, nominated George Babich, Jr. and Julie S. England to stand for election as the Class III directors of the Company. The term of the Company’s current Class III directors, George Babich, Jr., Julie S. England and Sally Pearson will expire at the Annual Meeting. Mrs. Pearson has elected not to stand for re-election and is retiring from the Board effective at the Annual Meeting. The Company’s By-laws provide that the Board of Directors consists of no less than three and no more than eleven directors, with the specific number within that range to be set by the Board. Each of the nominees has indicated his or her willingness to serve as a director. If a nominee, at the time of his or her election, is unable or unwilling to serve, and as a result a substitute nominee is designated, the persons named in the enclosed proxy or their substitutes will have discretionary authority to vote or to refrain from voting for the substitute nominee in accordance with their reasonable business judgment. The nominees for election as the Class III directors and the directors whose terms of office will continue after the Annual Meeting, together with certain information about them, are as follows:

Class III Directors Serving Until 2018

George Babich, Jr.

Director Since 2006

Age 63

Mr. Babich has been President and Chief Executive Officer of the Company since February 2013. He served as Interim President and Chief Executive Officer of the Company from May 2012 until February 2013. Mr. Babich served as a business consultant for public companies from 2005 until 2012. Mr. Babich was President of Pep Boys — Manny Moe & Jack from 2004 to 2005 and President and Chief Financial Officer from 2002 to 2004. He served as an Officer of Pep Boys since 1996. Previously, Mr. Babich was a Financial Executive for Morgan, Lewis & Bockius, The Franklin Mint, Pepsico Inc. and Ford Motor Company. Mr. Babich has served as a member of the Board of Teleflex Inc. from 2005 to present and has served on its Audit Committee from 2005 to present. Mr. Babich holds a B.S. in Accounting from the University of Michigan. The Board believes that Mr. Babich’s experience as President and CFO of Pep Boys and in financial executive roles for Morgan, Lewis & Bockius, The Franklin Mint, Pepsico Inc. and Ford Motor Company provides the Company with extensive retail and consumer goods, financial and manufacturing experience as well as comprehensive executive and management experience.

Julie S. England

Director Since 2010

Age 57

Ms. England was appointed to the Board in October 2010. In 2009, Ms. England retired from Texas Instruments, Inc. after a 30-year career there. She was Vice President and General Manager of RFID from 2004 until June 2009. She was Vice President of a microprocessor division (1998-2004) and prior to that, Vice President of Quality for the Semiconductor Group (1994 until 1998). Prior to serving as a Vice President she held various engineering, quality and business management positions with Texas Instruments, Inc. Ms. England has been actively involved in a number of industry organizations in the semiconductor, defense electronics and RFID industries. Ms. England is a former director of the Federal Reserve Bank of Dallas, TX. Ms. England currently serves on the board of Smartrac Group, N.V. She formerly served on the board of Intelleflex Corp.

Ms. England has also provided leadership for a broad range of civic, cultural and community organizations, most recently serving on the board of the Georgia O’Keeffe Museum. Ms. England holds a B.S. in Chemical Engineering from Texas Tech University. The Board believes that Ms. England brings to the Board thirty years of business, leadership and technology experience.

Class I Directors Serving Until 2016

William S. Antle, III

Director Since 2003

Age 70

Mr. Antle has been Chairman of the Board since May 2012. Mr. Antle previously served as the Chairman, President and Chief Executive Officer of Oak Industries, Inc., a manufacturer of leading-edge communications components, from 1989 until its merger with Corning Incorporated in 2000. Prior to his tenure there, he held senior management positions with Bain and Company, Inc., an international strategy-consulting firm. Mr. Antle served as a member of the Board of John H. Harland Company from 1999 until May 2007 when it was acquired by M & F Worldwide Corp. He served as a member of its Corporate Governance Committee from 1999 to 2007. Mr. Antle served on the Board of ESCO Technologies, Inc. from 1994 until November 2007 and served as a member of its Audit Committee from 1994 to 2007 (Chairman 1999 to 2007), a member of its Executive Committee from 1996 to 2007, and a member of its Human Resources and Ethical Committee from 1996 to 1999. He is a graduate of the United States Naval Academy in Annapolis, Maryland, and holds an MBA from the Harvard Graduate School of Business. The Board believes that Mr. Antle’s experience as President and CEO of Oak Industries provides the Company with extensive manufacturing experience as well as comprehensive management expertise.

R. Keith Elliott

Director Since 2000

Age 73

Mr. Elliott was Lead Director from August 2002 to May 2012 and served as Chairman of the Board from May 2002 to August 2002. Mr. Elliott retired as Chairman and Chief Executive Officer of Hercules Incorporated in 2000. From 1991 through April 2000, he served that company as Chairman and Chief Executive Officer, President and Chief Executive Officer, President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. He is a director of The Institute for Defense Analyses. He also previously served as a director of Wilmington Trust Company, Alliant Techsystems, Inc., Computer Task Group, Inc., QSGI, Inc., Engelhard Corporation and Peco Energy. He also has served as Chairman of the Board of Alliant Techsystems, Chair of the Audit Committees of Checkpoint Systems, Wilmington Trust Company and QSGI, Inc., a member of the Audit Committees of Peco Energy and Computer Task Group, Chair of the Compensation Committees of Wilmington Trust Company and QSGI, Inc. and Chair of the Finance Committee of Peco Energy. Mr. Elliott holds a B.S. from the University of South Carolina and received an MBA in Finance from the University of South Carolina. The Board believes that Mr. Elliott’s long standing as a director and former Lead Director of the Company in addition to his experience as a Chairman and CEO and in other senior executive positions at Hercules, Inc. allows him to understand precisely the challenges and opportunities the Company has and will meet and provides the Company with extensive manufacturing experience as well as comprehensive management expertise.

Stephen N. David

Director Since 2012

Age 66

Mr. David has been a senior adviser with Boston Consulting Group since 2005, where he provides strategic planning services in sales, marketing and IT to a variety of clients in the consumer products, pharmaceutical and financial services industries. Mr. David served as the Chief Information Officer and Business-to-Business Officer of Procter & Gamble from July 1, 2000 to January 2005. In 2005, Mr. David retired from Procter & Gamble after 34 years, during which he served in varied roles including Country Manager P&G Hellas (Greece) and later General Manager of the company’s Arabian Peninsula operations. Mr. David has served on a number of corporate boards and industry advisory committees. Among them are Ahold USA, Cisco Systems, Inc., Hewlett-Packard Company, TrueDemand Software, InformationWeek, Global Commerce Initiative, EPCglobal, the Uniform Code Council and Institute for the Future. From 2003 to 2008, Mr. David was a board member and served as Chairman of the Board and interim Chief Executive Officer of Iomega, a worldwide leader in storage solutions for consumers and small business. He has served as a member of the Board of Directors of Kovio, Inc., a privately held technology company, from 2005 to present. Mr. David has a B.S. in Business Administration from the University of Nebraska. The Board believes that Mr. David’s wealth of experience not only as a business leader but as a board member of world class technology companies, hi-tech startups and industry organizations will assist the Company as it transforms from a product-protection business to a provider of inventory management solutions.

Class II Directors Nominated to Serve Until 2017

Harald Einsmann, Ph.D.

Director Since 2005

Age 81

Dr. Einsmann currently is serving as Special Advisor to the CEO of Tesco, the world’s second largest retail group, and he has been Vice Chairman of its Chinese Company (125 stores, mostly Hypermarkets, 55,000 people) from 2010 to present. Dr. Einsmann served on the Board of Tesco PLC from 1999 to 2010 and was a member of its Nominations and Remuneration Committee from 2005 to 2010. He had also served on the Board of Directors of Harman International from 2007 to 2013, and on its Audit Committee from 2007 to 2013. Harman International is a leading audio, consumer goods and audio equipment company (which supplies Mercedes, BMW, Audi, Kia, Chrysler etc.). Dr. Einsmann served as a member of the Board of Carlson Group in the United States (which includes, among others, Regent, Radisson Hotels, Park Inn and Thank God Its Friday Restaurants) from 1999 to 2010 and served on its Compensation Committee from 2005 to 2010. Dr. Einsmann also served as a member of the Board of Rezidor Hotel Group in Scandinavia from 2007 to 2010 and served on its Compensation Committee from 2007 to 2010. Dr. Einsmann previously was the President and CEO of the Procter and Gamble Company, Europe, Middle East and Africa, leading the Company to record volume and profit performance over 15 consecutive years.

Dr. Einsmann is a graduate of the Hamburg and Heidelberg Universities in Germany where he received an MBA and a doctorate in Business Administration, Economics and Law. He was also a Fulbright scholar at the University of Florida, Gainesville, earning a Ph.D. The Board believes that Dr. Einsmann’s experience as President of Procter and Gamble, Europe, Middle East and Africa and in various important roles at Tesco Ltd. provides the Company with extensive experience in retail and consumer goods and manufacturing as well comprehensive management experience.

Marc T. Giles

Director Since 2013

Age 59

Mr. Giles was President and Chief Executive Officer of Gerber Scientific, Inc., a manufacturer that provides software, computerized manufacturing systems, supplies and services to a wide variety of industries, from 2001 until February 2012, and provided transitional executive services to Gerber Scientific through December 31, 2012, after the manufacturer was acquired by a private equity firm in August 2011. Mr. Giles previously served as Senior Vice President and President of Gerber Technology, Inc., or Gerber Technology, a subsidiary of Gerber Scientific. Prior to joining Gerber Technology, Mr. Giles served in several senior positions in business unit management, strategy development, mergers and acquisitions and sales and marketing management with FMC Corp., a manufacturer of machinery and chemicals. Mr. Giles has served as a Director of Lydall, Inc. from April 2008 to present and has served as a member of its Compensation Committee and Corporate Governance Committee from April 2008 to present. He also serves as a Director of Gerber Scientific, Inc. Mr. Giles holds a B.A. in Economics from Union College in Schenectady, New York. The Board believes that Mr. Giles wealth of experience leading companies through major turnarounds will be invaluable in light of the strategic shift and operational changes taking place at the Company. He brings to the Board particular strengths in strategic planning, business development, mergers and acquisitions and finance.

Jack W. Partridge

Director Since 2002

Age 69

Mr. Partridge previously served as President of Partridge & Associates, Inc., a consulting firm providing strategic planning and other services to retailers and companies serving the retail industry from 2000 to 2012. Prior thereto, he served for two years as Vice Chairman of the Board and Chief Administrative Officer of the Grand Union Company, a food retailer. Prior to joining Grand Union in 1998, Mr. Partridge was Group Vice President of the Kroger Company, where he served for 23 years in several executive positions. He has been actively involved in a number of industry organizations in both the food retailing and chain drug industries. Mr. Partridge has been a member of the Board of SPAR Group, Inc. from 2001 to present and has served on their Audit Committee from 2004 to present and has been Chairman of their Compensation Committee from 2001 to present. He has also provided leadership for a broad range of civic, cultural, and community organizations. Mr. Partridge holds a B.S. degree from the Arkansas State University. The Board believes that Mr. Partridge’s experience as President of Partridge & Associates and thirty years senior executive management experience in large retail and consumer goods companies provides the Company with extensive expertise in retail and consumer goods as well as comprehensive management expertise.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR CLASS III DIRECTORS

The proposal to elect two Class III directors requires the affirmative vote of the plurality of the shares entitled to vote on the proposal represented in person or by proxy at the Annual Meeting. The two Class III candidates receiving the highest number of votes “For” shall each be elected as a Class III director.

This will be considered a non-routine proposal. As a non-routine proposal, there may be broker non-votes where a shareholder does not sign and return a proxy card providing the broker with specific voting instructions. Any broker non-votes or abstentions will have the same effect as a vote against this proposal.

PROPOSAL 2. APPROVAL OF THE CHECKPOINT SYSTEMS, INC. 2015 INCENTIVE AWARD PLAN

The information provided in this Proposal 2 is intended to assist our shareholders in deciding how to cast their votes on the Checkpoint Systems, Inc. 2015 Incentive Award Plan (the “2015 Plan”), which will allow the Board to grant performance-based cash incentive awards and stock-based long-term incentive compensation on the terms described herein. The Board adopted the 2015 Plan in April 2015 subject to shareholder approval at the annual meeting.

The Board believes that the effective use of performance-based cash incentive awards and stock-based long-term incentive compensation has been integral to the Company’s success in the past and is vital to its ability to achieve continued strong performance in the future. The Board believes that grants of equity awards will help create long-term participation in the Company and, thereby, assist us in attracting, retaining, motivating and rewarding employees, directors and consultants. The use of long-term equity grants allows the Board to align the incentives of the Company’s employees, directors and consultants with the interests of its shareholders, linking compensation to Company performance. The use of equity awards as compensation also allows the Company to conserve cash resources for other important purposes. Accordingly, the Board believes that approval of the 2015 Plan is in the best interests of the Company and the Board recommends that shareholders vote for approval of the 2015 Plan.

If the 2015 Plan is approved by shareholders at the Annual Meeting, no additional awards will be made under the Checkpoint Systems, Inc. Amended and Restated 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”). All awards previously granted under the 2004 Plan will remain subject to the terms of the 2004 Plan.

The 2015 Plan authorizes the issuance of a total of 3,877,777 shares, which amount will be reduced by any shares issued pursuant to awards granted under the 2004 Plan after December 28, 2014. This represents an increase of only 1,252,766 shares over the current reserve in the 2004 Plan. In addition, subject to certain limitations, shares covered by an award granted under the 2015 Plan or shares covered by an award previously granted under the 2004 Plan which expire or are cancelled without having been exercised in full or that are forfeited or repurchased shall be added to the shares of Common Stock authorized for issuance under the 2015 Plan. For additional information about the shares which may be added to the shares of Common Stock authorized for issuance under the 2015 Plan, see the discussion below under the heading “Description of the 2015 Plan — Share Counting Provisions.”

In addition, although we have not adopted a policy that all compensation paid to our executive officers must be deductible, the 2015 Plan is also intended to allow us to provide performance-based compensation that will be tax deductible by us without regard to the limits of Section 162(m) of the Internal Revenue Code (the “Code”). Therefore, for purposes of Section 162(m) of the Code, we are asking our shareholders to approve (such approval, the “162(m) Approval”) the list of performance criteria that may be used for purposes of granting awards that are intended to qualify as performance-based compensation under the Code, as described below under the heading “ Description of the 2015 Plan — Performance-Based Awards,” in the event we choose to seek to structure compensation in a manner that will satisfy the performance-based compensation exception to Section 162(m). Should we choose to do so, shareholder approval of such criteria would preserve our ability to satisfy this exception and deduct compensation associated with future performance-based awards to certain executives. The Code limits the deductions a publicly-held company can claim for compensation in excess of $1 million paid in a given year to its CEO and certain of its other most highly-compensated executive officers (other than its chief financial officer) (these officers are generally referred to as the “covered employees”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap. Stock options and stock appreciation rights that may be granted under the 2015 Plan generally should qualify as performance-based compensation. Other awards that we may grant under the 2015 Plan may qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of performance goals selected by the Administrator as defined below. The Administrator retains the discretion to set the level of performance for a given performance measure under a performance-based award. For such awards to qualify as performance-based compensation, they must be in amounts that are within the individual award limits set forth in the 2015 Plan and shareholders must approve the material terms of the performance goals every five years. Such approval does not guarantee that incentive compensation that we pay to our covered employees will qualify as performance-based compensation for purposes of Section 162(m), but will permit the Administrator to seek to structure incentive compensation to meet the performance-based compensation requirements if it chooses to do so.

If the 2015 Plan is not approved by the shareholders, the 2004 Plan will remain in effect and we will continue to make grants under the 2004 Plan until all shares available thereunder have been issued.

Key Features in the 2015 Plan

The 2015 Plan provides the Compensation Committee with the flexibility to effectively use the shares under the plan to provide incentives to our personnel. The 2015 Plan contains provisions we believe are consistent with best practices in equity compensation and which we believe further protect our shareholders’ interests, which include:

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Shares tendered by participants to satisfy the exercise price of an option or tax withholding obligation with respect to any award will not be “added back” to the shares available for issuance under the 2015 Plan. Shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise, and shares purchased on the open market with the cash proceeds from the exercise of options are also not added back to the shares available for issuance under the 2015 Plan. Other liberal share counting rules also do not apply under the 2015 Plan.

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A grant-date fair value limit of $500,000 per year will apply to awards to non-employee directors. Additional annual award limits will also apply for other participants. For additional information, see the discussion below under “Description of the 2015 Plan — Award Limits.”

—	Dividends and dividend equivalents may not be paid on awards subject to performance-based vesting conditions unless and until such conditions are met.

—	Shareholder approval must be obtained for any amendment of the 2015 Plan to increase the total number of shares available for issuance under the plan.

—	The 2015 Plan does not have a single-trigger accelerated vesting provision for change in control and does not provide for excise tax gross ups.

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Awards may not be repriced, replaced or regranted through cancellation or modification without shareholder approval if the effect would be to reduce the exercise price for the shares under the award. Cash buyouts of underwater awards are not permitted.

Background of Reasons for and the Determination of Shares Under the 2015 Plan

In its determination to approve the 2015 Plan, the Board was primarily motivated by a desire to update our plan to conform to best equity compensation practices and also to obtain the 162(m) Approval, as the 2004 Plan had last been approved for this purpose in 2010 and such approval is required every 5 years in order for the Company to structure compensation awards as QPBC should the Compensation Committee determine to do so. In determining the number of shares to reserve under the 2015 Plan, the Company reviewed certain burn rate, dilution and overhang metrics, and the costs of the 2015 Plan, including the estimated shareholder value transfer cost. This review included a consideration of the following key metrics, factors and philosophies:

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In fiscal year 2014, we granted equity awards covering a total of 561,120 shares, which included 212,080 stock options and 349,040 full value stock awards. This represented a one year adjusted burn rate of approximately 2.16% (assuming full value stock awards are weighted at a level of 2.0 to 1 as under methodologies used by some proxy advisory services). Our three-year average burn rate, measured on a similar basis, has been 2.76%, which the Company believes compares reasonably to similarly sized companies in our industry and represents a balanced and prudent use of company shares for compensation purposes. Additional detail regarding our equity grant practices is discussed above under the heading “Compensation Discussion and Analysis — Elements of the Executive Compensation Program — Long-Term Incentives.”

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As of December 28, 2014 there were 2,625,011 shares remaining available for future grants under the 2004 Plan, which amount was sufficient to meet the Company’s immediate expected needs based on historical grant activity. As a result, only an additional 1,252,766 shares are being requested above the amount otherwise remaining available.

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If we exhaust the share reserve under our equity plan, we would lose an important compensation tool aligned with shareholder interests to attract, motivate and retain highly qualified talent. If the 2015 Plan is approved, we estimate that the shares reserved for issuance under the 2015 Plan would be sufficient for approximately 3 to 4 years of awards, assuming we grant awards consistent with our projections and noting that future circumstances may require us to change our equity grant practices. Based on the foregoing, we expect that we would require an additional increase to the share reserve under the 2015 Plan in 2018 or 2019 (primarily dependent on award levels/amounts and hiring activity during the next few years), noting again that the share reserve under the 2015 Plan could last for a longer or shorter period of time, depending on our future equity grant practices, which we cannot predict with any degree of certainty at this time.

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The total aggregate equity value of the authorized shares that will be available under the 2015 Plan, based on a recent 200 day average trading price for our shares, is $51,380,545. The board expects that our shareholder value transfer for the entire 2015 Plan, if approved, as a percentage of market capitalization (together with the outstanding awards previously granted under the 2004 Plan) should be approximately 13.3%.

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We have historically sought to maintain our overhang rate attributable to equity compensation awards within reasonable levels. At the end of fiscal year 2014, our overhang rate attributable to the number of shares subject to equity compensation awards outstanding at the end of the fiscal year (and excluding the shares remaining available for future issuance under the 2014 Plan), was approximately 7.97%. If approved, the issuance of the shares to be reserved under the 2015 Plan (including the shares already available for future grants under the 2004 Plan would dilute the holdings of shareholders by approximately an additional 7.78% on a fully diluted basis, based on the number of shares of our Common Stock outstanding as of December 28, 2014, such that if the 2015 Plan is approved, our overhang rate, calculated by dividing (i) the number of shares subject to equity awards outstanding at the end of the fiscal year plus the number of shares remaining available for issuance under our 2015 Plan by (ii) the number of shares outstanding at the end of the fiscal year on a fully diluted basis (including the shares that will be reserved for issuance under the 2015 Plan), would be approximately 14.75%. We expect our overhang level will decrease in subsequent years as we issue shares from the 2015 Plan and stock options are exercised.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board has determined that the size of the share reserve under the 2015 Plan is reasonable and appropriate at this time. The Board will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Description of the 2015 Plan

The following sets forth a description of the material features and terms of the 2015 Plan, including the changes that are being made, where applicable. The following summary is qualified in its entirety by reference to the full text of the 2015 Plan, which is attached hereto as Appendix A.

Administration. The 2015 Plan will be administered by the Compensation Committee (or by the Board or another board committee as may be determined by the Board from time to time). The administrator of the 2015 Plan (the “Administrator”) has the authority to interpret the 2015 Plan, determine the types and number of awards, the number of shares to be awarded, to approve all awards made under the 2015 Plan, and carry out other functions as set forth in the 2015 Plan.

Eligibility. Employees, consultants and non-employee directors of the Company or any of its subsidiaries (as defined in the 2015 Plan) are eligible to participate in the 2015 Plan. The Administrator determines the type and size of the award and sets the terms, conditions, restrictions and limitations applicable to the award, within the confines of the 2015 Plan’s terms. Based on historic compensation practices, approximately 87 individuals are eligible to receive awards; however, this number is subject to change as the number of individuals in our business is adjusted to meet our operational requirements.

Share Limits. The maximum aggregate number of shares of Common Stock that may be subject to awards granted under the 2015 Plan is 3,877,777 shares, less any shares covered by awards granted under the 2004 Plan after December 28, 2014, plus, subject to certain limitations, shares covered by awards granted under the 2015 Plan or previously granted under the 2004 Plan that are forfeited, expire or lapse, or are repurchased for or paid in cash. If the 2015 Plan is approved, no future grants will be made under the 2004 Plan. For additional information about the shares which may be added to the shares of Common Stock authorized for issuance under the 2015 Plan, see the discussion below under the heading “Description of the 2015 Plan — Share Counting Provisions.” The 2015 Plan also includes annual limits on awards that may be granted to any individual participant. For participants other than non-employee directors, if the award is denominated in shares of Common Stock, the maximum aggregate number of shares of Common Stock that may be granted to any one person is 1,000,000 per year. If the award is payable in cash and not denominated in shares of Common Stock, the maximum aggregate amount of cash that may be paid to any one person is $5,000,000 per year. The maximum aggregate grant date fair value of awards granted to a non-employee director under the 2015 Plan is $500,000 per year.

Share Counting Provisions. In general, when awards granted under the 2015 Plan or the 2004 Plan expire, lapse, are forfeited or are paid in cash, the shares reserved for those awards are returned or added, as applicable, to the share reserve and available for future issuance under the 2015 Plan. However, the 2015 Plan does not allow the share pool available for incentive grants to be recharged or replenished with shares that:

—	are tendered or withheld to satisfy the exercise price of an option;

—	are tendered or withheld to satisfy withholding obligations for any award;

—	are subject to a stock appreciation right but are not issued in connection with the stock settlement of the stock appreciation right; or

—	the Company purchases on the open market with cash proceeds from the exercise of options.

Types of Awards. The 2015 Plan authorizes the grant of the following types of incentive awards to eligible individuals: incentive stock options, non-qualified stock options, restricted stock awards, restricted stock unit awards, dividend equivalents, stock appreciation rights, and other stock or cash based awards; any of which may be awarded in accordance with the terms of the 2015 Plan. Awards to eligible individuals shall be subject to the terms of an individual award agreement between the Company and the individual, which must be signed indicating its acceptance by the participant.

Stock Options.  Stock options may be granted under the 2015 Plan, including both incentive stock options and non-qualified stock options, which provide the holder a right to purchase shares of Common Stock at a specified exercise price. The exercise price per share for each stock option shall be set by the Administrator, but shall not be less than the fair market value on the date of the grant. The Administrator will determine the time period for exercise of each award, including the time period for exercise following a termination of service by the recipient, subject to a ten year limitation.

Incentive Stock Options.  Incentive stock options may be granted only to employees of the Company. No person who qualifies as a greater-than-10% shareholder of the Company may be granted an incentive stock option, unless such incentive stock option conforms to the applicable provisions of Section 422 of the Code.

Non-Qualified Stock Options.  With the consent of the holder, the Administrator is authorized to modify any incentive stock option granted under the 2015 Plan to disqualify the option from treatment as an incentive stock option under Section 422 of the Code.

Restricted Stock.  The Administrator may make awards of restricted stock to eligible individuals in such amounts and at purchase prices to be established by the Administrator in connection with each award. Such awards will be subject to restrictions and other terms and conditions as are established by the Administrator. Upon issuance of restricted stock, recipients generally have the rights of a shareholder with respect to such shares, subject to the limitations and restrictions established by the Administrator in the award program or the individual award agreement. Such rights generally include the right to receive dividends and other distributions in relation to the award; however, no dividends are payable with respect to restricted stock with performance-based vesting unless and until the performance conditions have been satisfied. Except as otherwise determined by the Administrator, restricted stock awards will lapse and immediately be surrendered to the Company without payment of consideration if the recipient terminates service to the Company before the restrictions on the award have expired.

Restricted Stock Units.  The 2015 Plan authorizes awards of restricted stock units to eligible individuals in amounts and at purchase prices and upon such other terms and conditions as are established by the Administrator for each award. Restricted stock unit awards entitle recipients to acquire shares of the Company’s stock in the future under certain conditions. Holders of restricted stock units generally have no rights of ownership or as shareholders in relation to the award, unless and until the restrictions lapse and the restricted stock unit award vests in accordance with the terms of the grant and actual shares are issued in settlement of the award. If the Administrator provides, restricted stock units can be granted in tandem with dividend equivalents, which are described below, however, no dividend equivalents are payable with respect to Restricted Stock Units with performance-based vesting unless and until the performance conditions have been satisfied.

Dividend Equivalents.  Dividend equivalents may be granted by the Administrator based on the dividends declared on Common Stock of the Company between the date of the award and the date that the award vests, is exercised, distributed or expires. Dividend equivalents are converted to cash or additional shares of stock based on terms and limitations established by the Administrator. In addition, dividend equivalents with respect to an award with performance-based vesting that are based on dividends paid prior to the vesting of such award will only be paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests.

Stock Appreciation Rights.  The Administrator is authorized to grant stock appreciation rights to eligible recipients in its discretion, on such terms and conditions as it may determine, consistent with the 2015 Plan. A stock appreciation right entitles the holder to exercise the stock appreciation right to acquire shares of the Company’s stock upon exercise within a specified time period from the date of the grant. Subject to the provisions of the stock appreciation right award agreement, the recipient may receive from the Company an amount determined by multiplying the difference between the exercise price per share of the stock appreciation right and the fair market value of the share on the date of exercise by the number of shares of Common Stock subject to the award. The Administrator will determine the time period for exercise of each award, including the time period for exercise following a termination of service by the recipient, subject to a ten year limitation.

Other Stock or Cash Based Awards.  The Administrator is authorized to make other stock or cash based awards to any eligible individual under the 2015 Plan. Such stock or cash based awards may be made in lieu of base salary, cash incentives, fees or other cash compensation otherwise payable to the recipient. Subject to the provisions of the 2015 Plan, the number or value of shares to be awarded, conditions and criteria for vesting, and the vesting schedule, will be set by the Administrator.

Performance-Based Awards. The Administrator will determine whether specific awards are intended to constitute “qualified performance-based compensation,” or “QPBC,” within the meaning of Section 162(m) and even if shareholders approve the performance criteria set forth in the 2015 Plan for purposes of the QPBC exception, the Administrator may determine to pay compensation that is not QPBC under Section 162(m) and that is not deductible by reason thereof. To qualify as QPBC, the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m). Section 162(m) imposes a $1 million cap on the compensation deduction that the Company may take in respect of compensation paid to our Chief Executive Officer and certain of our other most highly compensated executive officers (other than our Chief Financial Officer). However, compensation that qualifies as QPBC is excluded from the calculation of the $1 million cap.

In order to constitute QPBC under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Administrator and linked to shareholder-approved performance criteria. For purposes of the 2015 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, either for the entire Company or a subsidiary, division, business unit or an individual, and may be used in setting performance goals applicable to other performance awards: (i) net earnings or losses (either before or after one or more of (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes) or adjusted net income; (iv) profits (including but not limited to gross profits, profit growth, net operation profit or economic profit) or profit return ratios, (v) budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); (vi) cash flow (including operating cash flow and free cash flow or cash flow return on capital); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share; (xviii) price per share or dividends per share (or appreciation in or maintenance of such price or dividends); (xix) regulatory achievements or compliance; (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value or economic valued added models, (xxiii) division, group or corporate financial goals, (xxiv) attainment of strategic and operational initiatives, (xxv) customer satisfaction/growth, (xxvi) customer service, (xxvii) employee satisfaction, (xxviii) recruitment and maintenance of personnel, (xxix) human resources management, (xxx) supervision of litigation and other legal matters, (xxxi) strategic partnerships and transactions, (xxxii) financial ratios (including those measuring liquidity, activity, profitability or leverage), (xxxiii) debt levels or reductions, (xxxiv) sales-related goals, (xxxv) financing and other capital raising transactions, (xxxvi) year-end cash, (xxxvii) acquisition activity, (xxxviii) investment sourcing activity, and (xxxix) marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease, peer group results, or market performance indicators or indices any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2015 Plan also permits the Administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards. To allow the Company to qualify awards as QPBC, we are seeking shareholder approval of the 2015 Plan and the performance criteria listed above.

Prohibition on Re-Pricing and Cash Buyouts. Under the 2015 Plan, the Administrator may not, without the approval of the shareholders of the Company, authorize the re-pricing of any outstanding option or stock appreciation right to reduce its price per share, or cancel any option or stock appreciation right in exchange for cash or another award when the price per share exceeds the Fair Market Value (as that term is defined in the 2015 Plan) of the underlying shares.

Change in Control. In general, notwithstanding a Change in Control event (as that term is defined in the 2015 Plan), each outstanding award shall continue in effect or be assumed or an equivalent award substituted by the successor corporation. No single-trigger vesting acceleration applies under the 2015 Plan in connection with a change in control. However, in the event the successor corporation refuses to assume or substitute for the award the Administrator shall cause any or all of such awards to become fully vested and, if applicable, exercisable immediately prior to the consummation of the transaction and all forfeiture restrictions to lapse, and so notify the holder.

Certain Transactions. The Administrator has broad discretion to equitably adjust the provisions of the 2015 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock dividends, stock splits, combinations or exchanges of shares, mergers, consolidations or other distributions (other than normal cash dividends) of Company assets to shareholders. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the Administrator will make equitable adjustments to outstanding awards.

Termination of or Changes to the 2015 Plan. The Board has the authority to amend, suspend, or discontinue the 2015 Plan subject to any shareholder approval that is required by applicable law or listing agency rules. The Administrator may amend outstanding awards in any manner that would be permitted for a new award, provided that any amendment that is adverse to a participant requires the participant’s consent. No award may be granted under the 2015 Plan after ten years from the earlier of (i) the date the Board adopted the 2015 Plan or (ii) the date the Company’s stockholders approved the 2015 Plan. The applicable provisions of the 2015 Plan and the Committee’s authority will continue with respect to any awards then outstanding.

Claw-backs. All awards made under the 2015 Plan are subject to any claw-back policy implemented by the Company, including any claw-back policy adopted to comply with the requirements of applicable law (including the Dodd Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

Tax Consequences

The following summary is based on an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences. Actual tax consequences to participants may be either more or less favorable than those described below depending on the participants’ particular circumstances

Incentive Stock Options.  No income will be recognized by a participant for federal income tax purposes upon the grant or exercise of an incentive stock option. The basis of shares transferred to a participant upon exercise of an incentive stock option is the price paid for the shares. If the participant holds the shares for at least one year after the transfer of the shares to the participant and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares received upon exercise equal to the difference between the amount realized on the sale and the basis of the stock. Generally, if the shares are not held for that period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares, or if less (and if the disposition is a transaction in which loss, if any, will be recognized), the gain on disposition. Any additional gain realized by the participant upon the disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is an item of adjustment for the participant for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an incentive stock option, a participant may be subject to alternative minimum tax as a result of the exercise.

Non-qualified Stock Options.  No income is expected to be recognized by a participant for federal income tax purposes upon the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for the shares. Income recognized upon the exercise of a non-qualified stock option will be considered compensation subject to withholding at the time the income is recognized, and, therefore, the participant’s employer must make the necessary arrangements with the participant to ensure that the amount of the tax required to be withheld is available for payment. Non-qualified stock options are designed to provide the employer with a deduction equal to the amount of ordinary income recognized by the participant at the time of the recognition by the participant, subject to the deduction limitations described below.

Stock Appreciation Rights.  There is expected to be no federal income tax consequences to either the participant or the employer upon the grant of SARs. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any Common Stock received. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Restricted Stock.  If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant.

If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid therefore. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

Restricted Stock Units.  There will be no federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of Common Stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and the fair market value of the Common Stock so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Dividend Equivalents.  Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Limitations on the Employer’s Compensation Deduction.  Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million, unless the compensation is performance-based, is approved by the employer’s shareholders, and meets certain other criteria, as described above under the heading “ Description of the 2015 Plan — Performance-Based Awards.”

Excess Parachute Payments.  Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2015 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof. The 2015 Plan does not provide for any excise tax gross-ups.

Application of Section 409A of the Code.  Section 409A of the Code imposes an additional 20% tax and interest on an individual receiving non-qualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “non-qualified deferred compensation” includes equity-based incentive programs, including some stock options, stock appreciation rights and restricted stock unit programs. Generally speaking, Section 409A does not apply to incentive stock options, non-discounted non-qualified stock options and appreciation rights if no deferral is provided beyond exercise, or restricted stock.

The awards made pursuant to the 2015 Plan are expected to be designed in a manner intended to comply with the requirements of Section 409A of the Code to the extent the awards granted under the 2015 Plan are not exempt from coverage. However, if the 2015 Plan fails to comply with Section 409A in operation, a participant could be subject to the additional taxes and interest.

State and local tax consequences may in some cases differ from the federal tax consequences. The foregoing summary of the income tax consequences in respect of the 2015 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

The 2015 Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended, and is not intended to be qualified under Section 401(a) of the Code.

New Plan Benefits

No awards will be granted pursuant to the 2015 Plan unless and until it is approved by Checkpoint’s shareholders. In addition, except as described below with respect to our non-employee directors and certain awards that will be made to George Babich, Jr., our Chief Executive Officer, awards under the 2015 Plan are subject to the discretion of the Administrator, and the amount of awards or benefits to be received by any individual under the 2015 Plan is therefore not determinable. The table below shows, as to each of our outside directors, the number of shares of fully-vested common stock that would be received or allocated to each such director during 2015. These shares will be granted shortly following the date of our stockholders meeting. As our director compensation programs are subject to change from time to time, any future awards are not determinable at this time. The amount shown for Mr. Babich represents shares subject to restricted stock units that will be granted to Mr. Babich in 2016 and 2017 pursuant to the terms of his employment agreement.

Name of Director	Number of Shares of Common Stock
George Babich, Jr.	130,000
William S. Antle, III	7,000
Stephen N. David	7000
Harald Einsmann	7,000
R. Keith Elliott	7,000
Julie S. England	7,000
Marc T. Giles	7,000
Jack W. Partridge	7,000
Sally Pearson	7,000

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2.

UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED “FOR” THE APPROVAL OF PROPOSAL 2.

PROPOSAL 3. APPROVAL OF CHECKPOINT SYSTEMS, INC. 2015 EMPLOYEE STOCK PURCHASE PLAN

Our Board has adopted, subject to shareholder approval, the 2015 Employee Stock Purchase Plan (the “ESPP”), which is designed to replace the Checkpoint Systems, Inc. 423 Employee Stock Purchase Plan (the “Prior ESPP”). We exhausted the number of shares available for issuance under the Prior ESPP at the end of March 2015. In connection with the adoption of the ESPP, we registered an additional 600,000 shares in a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, on March 31, 2015.

The summary of the material provisions of the ESPP set forth below is qualified in its entirety by the complete text of the ESPP, a copy of which is attached as Appendix B to this proxy statement. Our shareholders are encouraged to read the ESPP in its entirety.

Purpose

The purpose of the ESPP is to provide employees of the Company and its subsidiaries with an opportunity to purchase common stock of the Company through accumulated payroll deductions. The ESPP is intended to comply with the requirements of Section 423 of the Code.

Reservation of Shares

Our shareholders are being asked to approve at the Annual Meeting a reservation of 600,000 shares of common stock for sale under the ESPP. The maximum number of shares each participant may purchase per offering period, as well as the price per share and the number of shares covered by each option under the ESPP which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock of the Company, or any other increase or decrease in the number of shares effected without receipt of consideration by the Company.

Administration

The ESPP is and will continue to be administered by a duly authorized committee appointed by the Board, which we refer to as the Plan Administrator. Consistent with the terms of the ESPP, the Plan Administrator has the discretionary authority to determine the time and frequency of granting options, the terms and conditions of the options and the number of shares subject to each option. The Plan Administrator also has the discretionary authority to do everything necessary and appropriate to administer the ESPP. Furthermore, the Company, Board, or the Plan Administrator may engage the services of a brokerage firm or financial institution to perform certain ministerial and procedural duties under the ESPP, such as mailing and receiving notices contemplated under the plan, determining the number of purchased shares for each participant, maintaining the participants’ accounts, or disbursing funds maintained in such accounts.

Amendment and Termination of the ESPP

Our Board may at any time and for any reason amend, modify, suspend, discontinue or terminate the ESPP without notice, provided that existing rights of participants in respect of outstanding options are not adversely affected and provided that upon any such amendment or modification, all participants shall continue to have the same rights and privileges in respect of existing options. Unless sooner terminated in accordance with its terms, the ESPP will automatically terminate in 2025.

Eligibility

All of our employees and employees of our subsidiaries which adopt the ESPP are eligible to participate, except that employees whose customary employment is for less than 20 hours per week or not more than 5 months in any calendar year are not eligible to participate. In addition, employees who immediately after a grant under the ESPP would own stock and/or options possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a subsidiary of the Company are not be eligible to participate in the ESPP. As of April 15, 2015, there were approximately 630 employees of the Company who were eligible to participate in the ESPP.

Merger or Asset Sale

In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the offering period then in progress shall be shortened by setting a new exercise date, which date shall be before the date of the Company’s proposed sale or merger. The Board shall be required to notify each participant in writing, at least ten business days prior to such new exercise date, that the exercise date for the participant’s option has been changed to the new exercise date and that the participant’s option shall be exercised automatically on such new exercise date, unless prior to such date the participant has withdrawn from the offering period.

Operation of the ESPP

Eligible employees may participate in the ESPP by contributing on an after-tax basis from 1% to 25% of their base pay (including overtime and bonuses) to purchase our common stock. Each employee will be entitled to purchase up to the number of full shares as their accumulated payroll deductions during a six-month period may permit. Any payroll deductions which are not sufficient to purchase a full share shall be retained in the participant’s account for the next subsequent offering period, subject to earlier withdrawal by the participant. Furthermore, no employee may be granted an option under the ESPP if such option would permit his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate that is more than $25,000 of the fair market value of such stock (calculated at the time such option is granted) for each calendar year in which such option is outstanding. Options will be granted on the first business day of the six-month offering period and the option will be exercised automatically on the last business day of each offering period. The purchase price per share will be equal to 85% of the fair market value per share of our common stock on the first business day of the offering period or the last business day of the offering period, whichever is lower.

If an employee terminates his or her employment, or otherwise withdraws from participating in the ESPP, before the last business day of the applicable six-month offering period, amounts credited to his or her purchase account will be returned to him or her (or to his or her beneficiary in the case of the participant’s death) and his or her option will be automatically terminated.

Limited Transferability of Options

Options granted under the ESPP and the related purchase account are not assignable or transferable except by will, the laws of descent and distribution, or by the designation of a beneficiary in the event of the employee’s death.

Federal Income Tax Consequences

The following is a general summary under current law of the material federal income tax consequences to an employee who participates in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of federal income taxation that may be relevant in light of a holder’s personal circumstances. This summarized tax information is not tax advice and a holder of an award should rely on the advice of his or her legal and tax advisors.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (1) the excess of the fair market value of the shares at the time of such sale, disposition or death over the purchase price or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them.

The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

New Plan Benefits

The ESPP was approved by our board of directors and became effective, subject to approval by our stockholders, on April 1, 2015, and we commenced an initial offering period under the ESPP, which is scheduled to run from April 1, 2015 through September 30, 2015 (the “Initial Offering Period”). The issuance of any shares under the Initial Offering Period is subject to approval of the ESPP by stockholders. If stockholders do not approve the ESPP, no shares will be issued thereunder and all payroll deduction amounts will be returned to participants.

Because participation in the ESPP is subject to the discretion of each eligible employee and the amounts received by participants under the ESPP are subject to the fair market value of our common stock on future dates, the total benefits or amounts that will be received by any participant or groups of participants if the ESPP is approved generally are not currently determinable. With respect to the Initial Offering Period, for which participants have already made participation elections, the table below sets forth the number of shares that are anticipated to be purchased by our named executive officers and the various groups indicated for the Initial Offering Period if stockholders approve the ESPP. The amounts presented in the table assume that (i) each participant who has previously elected to participate in the ESPP for the Initial Offering Period will continue to participate in the Initial Offering Period with no changes to their participation elections, (ii) no new participants will commence participation in the Initial Offering Period, and (iii) the fair market value per share of our common stock on the last day of the Initial Offering Period will be $11.34, which amount was the fair market value per share of our common stock (as determined in accordance with the terms of the ESPP) on April 15, 2015.

Name and Position	Number of Shares Expected to be Purchased in Initial Offering Period (#)
George Babich, Jr., President and Chief Executive Officer	0
Jeffrey O. Richard, Senior Vice President and Chief Financial Officer	0
S. James Wrigley, President and Chief Operating Officer, Apparel Labeling Solutions	0
Per H. Levin, President and Chief Sales Officer, Shrink Management Solutions and Merchandise Visibility Solutions	0
Farrokh K. Abadi, President and Chief Strategy & Business Development Officer	0
All current executive officers as a group	0
All employees who are not executive officers individuals	71,000
All non-employee directors as a group	0

If the ESPP is not approved by shareholders, it will not become effective and no shares will be issued thereunder. In such circumstance, all payroll deductions that have accumulated for participants for the offering period under the ESPP that began on April 1, 2015 will be returned to participants.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3.

UNLESS YOU GIVE CONTRARY INSTRUCTIONS, THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED “FOR” THE APPROVAL OF PROPOSAL 3.

PROPOSAL 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are providing shareholders the opportunity to approve, on an advisory basis, the compensation of our named executive officers as presented in the Compensation Discussion and Analysis beginning at page 32 and the compensation tables included in the discussion of Executive Compensation beginning on page 36, including the narrative disclosure.

Our executive compensation program has been designed to retain and encourage a talented, motivated and focused executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate mix of salary, bonus and stock options and other equity incentives which together, is an “at-risk” form of incentive compensation. The stock options and performance shares encourage executive focus on both short and long-term goals of the Company. As an advisory vote, this proposal is not binding upon us as a company.

Accordingly, we will present the following resolution for vote at the 2015 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders of Checkpoint Systems, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis and disclosed in the 2014 Summary Compensation Table and related compensation tables and narrative disclosure as set forth in the 2015 Proxy Statement.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 4.

UNLESS YOU GIVE CONTRARY INSTRUCTIONS THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED “FOR” THE APPROVAL OF PROPOSAL 4.

We have determined to hold an advisory vote to approve our executive compensation program every year and the next such advisory vote will occur at the 2015 Annual Meeting of Shareholders.

PROPOSAL 5. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 27, 2015.

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) to act as the Company’s independent registered public accounting firm and to audit the consolidated financial statements and internal control over financial reporting of the Company for the fiscal year ending December 27, 2015. This appointment will continue at the determination of the Audit Committee and is presented to the shareholders for ratification as a matter of good governance.

PwC has served as the Company’s independent registered accounting firm since August 1988, and one or more of the representatives of PwC will be present at the Annual Meeting. These representatives will be provided an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 5.

UNLESS YOU GIVE CONTRARY INSTRUCTIONS THE SHARES REPRESENTED BY YOUR RETURNED EXECUTED PROXY WILL BE VOTED “FOR” THE APPROVAL OF PROPOSAL 5.

The Board knows of no other business for consideration at the Annual Meeting. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come before the Annual Meeting, the persons named in the enclosed proxy will vote or otherwise act, on your behalf, in accordance with their reasonable business judgment on such matters.

CORPORATE GOVERNANCE

Director Nomination Procedures

Criteria for Board Nomination. The Governance and Nominating Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors and ensures that at least a majority of the directors are independent under the rules of the New York Stock Exchange, that members of the Company’s Audit Committee meet the financial literacy requirements under the rules of the New York Stock Exchange and that at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (the “SEC”). Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business and willingness to devote adequate time to Board duties. A more detailed description of the qualifications for directors is contained in the Company’s Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.checkpointsystems.com.

The Governance and Nominating Committee annually reviews the individual skills and characteristics of the Directors, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, expertise, time availability and industry backgrounds in the context of the needs of the Board and the Company. Although the Company has no formal policy regarding diversity, the Governance and Nominating Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of Directors and prospective nominees to the Board. The Company recognizes the value of diversity and seeks to have a diverse Board, with experience in global retail, apparel and consumer goods along with experience in manufacturing and mergers and acquisitions and financial expertise. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time.

Board Nomination Process.  The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board. The Governance and Nominating Committee generally considers re-nomination of incumbent directors, provided they continue to meet the qualification criteria adopted by the Board. New director candidates are evaluated by the Governance and Nominating Committee by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. Qualified nominees are interviewed by at least one member of the Governance and Nominating Committee and the Chairman of the Board. The Governance and Nominating Committee evaluates which of the prospective candidates are qualified to serve as a director and whether the Governance and Nominating Committee should recommend to the Board that the Board nominate, or elect to fill a vacancy with these final prospective candidates. Candidates recommended by the Governance and Nominating Committee are presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Shareholder Recommendations.  The Governance and Nominating Committee uses a similar process to evaluate candidates recommended by shareholders. To date, the Company has not received any shareholder proposals to nominate a director.

In accordance with the Company’s By-laws, shareholder nominations for director may be made only by a shareholder who (1) was a shareholder of record (or, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Company both at the time of giving the notice provided for in Section 2-10 of the Company’s By-laws and at the time of the Annual Meeting, (2) is entitled to vote at the Annual Meeting, and (3) has complied with Section 2-10 of the Company’s By-laws as to such nomination.

The By-laws require the nominating shareholder to (1) provide timely notice (which, for the 2016 annual meeting, must be received no earlier than February 4, 2016 nor later than March 5, 2016, subject to certain conditions if the meeting date changes by more than 30 days from the anniversary of the 2015 Annual Meeting) in writing and in proper form to the Secretary of the Company at Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086, Attention: Corporate Secretary, and (2) provide any updates or supplements to such notice as required by Section 2-10 of the By-laws.

The shareholder’s notice to the Secretary must set forth:

(1) As to the nominating shareholder, (A) the name and address of such person (including, if applicable, the name and address that appear on the Company’s books and records), (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned by such person, or as to which such person has a right to acquire beneficial ownership at any time in the future, and (C) any “Disclosable Interests” of such person (as such term is defined by Section 2-9(c)(ii) of the By-laws, as modified by Section 2-10); and

(2) As to each person who a nominating shareholder proposes to nominate as a director, (A) the name and address of such person (including, if applicable, the name and address that appear on the Company’s books and records), (B) the class or series and number of shares of the Company that are, directly or indirectly, owned of record or beneficially owned by such person, or as to which such person has a right to acquire beneficial ownership at any time in the future, (C) any “Disclosable Interests” of such person (as such term is defined by Section 2-9(c)(ii) of the By-laws, as modified by Section 2-10), (D) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Securities Exchange Act of 1934 (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected), and (E) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the nominating shareholder, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if the nominating shareholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant; and

(3) Such other information (A) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with the Company’s corporate governance guidelines or (B) that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such proposed nominee.

Board of Directors and Committees

Board Composition. With the exception of George Babich, Jr., who serves as an officer of the Company, all other directors have been determined to be independent by the Board, in accordance with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC. The Board has made an affirmative determination that each of William S. Antle, III, Stephen N. David, Harald Einsmann, R. Keith Elliott, Julie S. England, Marc T. Giles, Jack W. Partridge and Sally Pearson (each, an “Independent Director” and together, the “Independent Directors”) has no material relationship with the Company. Ms. Pearson is retiring from the Board effective at the Annual Meeting.

These conclusions were based on a separate review with the Governance and Nominating Committee of each Independent Director’s background for any possible affiliations with or any compensation received (other than compensation for service on the Company’s Board of Directors or committees thereof) from the Company and/or its subsidiaries. Following these reviews, the Board of Directors determined that all of the Independent Directors were “independent” for purposes of the New York Stock Exchange listing standards and the categorical standards for independence set forth below. During the past three years, no Independent Director (or any member of an Independent Director’s immediate family) has:

—	been employed by the Company;

—

received more than $120,000 in direct compensation from the Company in any 12-month period (other than for director and committee fees and pension or other forms of deferred compensation for prior service);

—	been affiliated with or employed by an auditor of the Company or the Company’s internal audit staff;

—	been employed by any company whose compensation committee includes an officer of the Company; or

—

been employed by a company that has made payments to, or received payments from, the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Mr. Antle serves as Chairman of the Board of Directors. The Chairman of the Board is responsible for:

—	convening and presiding at all meetings of the Board, including executive sessions of the independent directors;

—	coordinating the activities of our independent directors;

—	facilitating communications between the Chief Executive Officer and other Board members;

—	reviewing meeting agendas and schedules, as well as Board materials, prior to Board meetings;

—	assuring that appropriate topics are being discussed with sufficient time allocated for each; and

—	reviewing the results of the Chief Executive Officer’s performance evaluation with the Chief Executive Officer and with the chair of the Compensation Committee.

When performing these duties, the Chairman of the Board consults with the chairs of our other Board committees, as needed, to avoid any dilution of their authority or responsibility.

Board Meetings.  The Board met eight times during 2014 (six regular meetings and two telephonic meetings). Each Director attended at least 95% of the total regularly-scheduled and special meetings of the Board of Directors and the committees on which he or she served (held during the period that he or she served). It has been our longstanding practice for all Directors to attend the Annual Meeting of Shareholders. All of the Board members, who were serving as Board members in 2014, attended the Company’s 2014 Annual Meeting of Shareholders.

The Board believes that the number of scheduled Board meetings should vary with circumstances, and that special meetings should be called as necessary. While the Board recognizes that directors discharge their duties in a variety of ways, including personal meetings and telephone contact with management and others regarding the business and affairs of the Company, the Board feels it is the responsibility of individual directors to make themselves available to attend both scheduled and special Board and committee meetings on a consistent basis. There are a minimum of four Board meetings annually.

Non-employee directors regularly meet in executive sessions without the presence of management. Mr. Antle, as Chairman of the Board, presides over such executive sessions. Non-employee directors include all Independent Directors as well as any other directors who are not officers of the Company, whether or not “independent” by virtue of a material relationship with the Company or otherwise.

During 2014, the Board and each of the Board committees evaluated their own performance through self-assessments.

Interested parties may communicate directly with the Chairman of the Board or with the non-employee directors as a group, by writing to the Chairman of the Board, Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086.

Board Committees.  It is the intent of the Board that committee members and committee chairs will be rotated on a regular basis in accordance with a pre-determined rotation schedule. The assignment of committee members and committee chairs shall be recommended by the Governance and Nominating Committee and approved by the Board. Although rotation is preferred there is no specific restriction on assignments outside of the rotation based on committee requirements. The following table sets forth the committees of the Board, the composition thereof, as of April 15, 2015, and the number of meetings of each committee held in 2014:

Name of Committee	Members of the Committee	Number of Meetings Held in 2014
Audit Committee	R. Keith Elliott*	9
	William S. Antle, III
	Marc T. Giles
	Jack W. Partridge

Compensation Committee	Stephen N. David *	5
	Harald Einsmann
	Marc T. Giles
	Sally Pearson

Governance and Nominating Committee	Julie S. England*	5
	Harald Einsmann
	Sally Pearson
	Jack W. Partridge

*	Chairperson.

Audit Committee.  The Audit Committee monitors the financial reporting policies and processes and system of internal controls of the Company. The Audit Committee monitors the audit process and has sole responsibility for selecting the Company’s independent auditors. The Audit Committee operates under a charter which is available on the Company’s website at www.checkpointsystems.com. In addition to being “independent” directors within the meaning of the New York Stock Exchange listing standards, all members of the Audit Committee satisfy the heightened independence standards for Audit Committee members under the New York Stock Exchange Listing Standards and SEC rules.

The Board has determined that Messrs. Antle and Elliott are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K of the Securities Exchange Act of 1934. Item 407(d)(5) further provides for the following safe harbor:

(i)	A person who is determined to be an audit committee financial expert will not be deemed an expert for any other purpose, including without limitation for purposes of section 11 of the Securities Act of 1933 (15 U.S.C. 77k), as a result of being designated or identified as an audit committee financial expert pursuant to this Item 407.

(ii)	The designation or identification of a person as an audit committee financial expert pursuant to this Item 407 does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification.

(iii)	The designation or identification of a person as an audit committee financial expert pursuant to this Item 407 does not affect the duties, obligations or liability of any other member of the audit committee or board of directors.

Compensation Committee.  The Compensation Committee is responsible for reviewing the performance of the Chief Executive Officer and acts at various times during the year to approve salaries, benefits and compensation arrangements for the Company’s officers, including the Chief Executive Officer, and to grant stock compensation and other equity based awards. The compensation paid to employee directors is approved by all of the Company’s independent Directors. Each member of the Compensation Committee is independent as required by the New York Stock Exchange listing standards for Compensation Committee Members. The Compensation Committee operates under a charter, a copy of which is available on the Company’s website at www.checkpointsystems.com.

Consistent with SEC disclosure requirements, we have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Committee Interlocks and Insider Participation.  The Compensation Committee members have no interlocking relationships required to be disclosed under SEC rules and regulations.

Governance and Nominating Committee.  The Governance and Nominating Committee provides advice to the full Board with respect to: (a) Board organization, membership and function; (b) committee structure and membership; and (c) succession planning for the executive management of the Company. In carrying out its duties, the Governance and Nominating Committee has also been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; recommend for Board approval persons to fill vacancies on the Board which occur between annual meetings; evaluate, at least annually, each Board member’s “independence” and make recommendations, at least annually, regarding each Board member’s “independence” status consistent with then applicable listing and legal requirements; make recommendations regarding director orientation and continuing education; consider the effectiveness of corporate governance practices and policies followed by the Company and the Board; and conduct at least annually a performance assessment of the Board. Each member of the Governance and Nominating Committee is independent as required by the New York Stock Exchange listing standards. The Governance and Nominating Committee operates under a charter, a copy of which is available on the Company’s website at www.checkpointsystems.com.

Board Leadership Structure and Rationale.  The Company’s business and affairs are managed by the Board currently comprised of 9 members, which will be reduced to 8 members after Mrs. Pearson’s retirement effective at the Annual Meeting. The Chairman of the Board is not an officer or employee of the Company. Mr. Babich, the Company’s President and CEO, is a member of the Board and is the only member of the Board who is employed by the Company. Mr. Babich is not a member of any of the Board’s three standing committees. The roles of Chairman of the Board and Chief Executive Officer were split in May 2012 to allow Mr. Babich to focus on the operational issues facing the Company while the Board continued to provide strategic oversight, perspective and guidance to the Company’s leadership team.

Risk Oversight.  Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. Management is responsible for developing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors approves our business strategy, reviews management’s assessment of the related risk and determines with management the appropriate level of risk for the Company.

Our Board of Directors administers its risk oversight function with respect to our operating risk as a whole, and meets with management to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board also delegates oversight to Board committees to oversee selected elements of risk:

—

Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements and internal controls over financial reporting and ensuring the independence of the independent auditor of the Company. The Audit Committee receives an annual risk and internal controls assessment report from the Company’s internal auditors. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets at least quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also monitors our whistleblower hot line with respect to financial reporting matters.

—

Our Governance and Nominating Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees.

—

Our Compensation Committee oversees risk management by participating in the creation and subsequent review and approval of compensation structures that create incentives that encourage the appropriate level of risk-taking behavior consistent with the Company’s business.

Board Compensation.  Directors receive reimbursement of out-of-pocket expenses for attending Board and Committee meetings. Employee directors receive no additional compensation for attending Board and committee meetings. Set forth below is the compensation received in 2014 for non-employee directors.

Non-Employee Director Compensation

The following table sets forth the amount of various cash payments to non-employee directors for board and committee service in 2014.

Type of Compensation	Amount of Payment
Annual Retainer — Board Members	$30,000
Additional Annual Retainer — Chairman of the Board	$30,000
Additional Annual Retainer — Committee Chairpersons	$7,500
Additional Annual Retainer — Audit Committee Chairperson	$10,000
In Person Board Attendance Fee (per day)	$2,000
Telephonic Board and Committee Meetings	$1,000
In Person Committee Meetings	$2,000

DIRECTOR COMPENSATION FOR 2014

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)
William S. Antle, III	95,000	111,816	—	23,750	230,566
Stephen N. David	55,265	111,816	—	13,816	180,897
Harald Einsmann	76,234	111,816	—	19,058	207,108
R. Keith Elliott	81,000	111,816	—	—	192,816
Julie S. England	37,632	111,816	—	—	149,448
Marc T. Giles	71,000	111,816	—	—	182,816
Jack W. Partridge	75,234	111,816	—	—	187,050
Sally Pearson	68,000	111,816	—	—	179,816

(1)	Amounts reflect compensation earned by each director during 2014. Messrs. Antle, David and Einsmann elected to defer their earned fees into phantom restricted stock under the Directors’ Deferred Compensation Plan. Ms. England elected to defer fifty percent of her earned fees into phantom restricted stock under the Directors Deferred Compensation Plan.

(2)	The amounts shown represent the aggregate grant date fair value of stock awards granted during 2014, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” (“ASC Topic 718”). The valuation assumptions used in determining such amounts are described in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ending December 28, 2014, filed on March 5, 2015.

(3)	During 2014, each director was awarded 7,000 restricted stock units (grant date fair value of $12.7790), which vest over a one year period. For each director who was awarded 7,000 restricted stock units who elected to defer their restricted stock units upon vesting, a 25% or 1,750 share matching restricted stock unit grant (grant date fair value of $12.7790), was awarded pursuant to the terms of the Directors’ Deferred Compensation Plan.

(4)	The amounts shown represent the fiscal 2014 Company match under the Directors’ Deferred Compensation Plan. The Company credits each participant with a match equal to 25% of any fees earned in cash and deferred into phantom restricted stock units in accordance with the Directors’ Deferred Compensation Plan. The match for these deferrals vest one year from the date of grant.

As of December 28, 2014, each director has the following number of options and stock awards outstanding, respectively: Mr. Antle, 12,000 and 78,750; Mr. David, 10,000 and 17,500; Dr. Einsmann, 12,000 and 78,750; Mr. Elliott, 12,000 and 78,750; Ms. England, 10,000 and 25,375; Mr. Giles, 10,000 and 17,500; Mr. Partridge, 12,000 and 78,750; and Ms. Pearson, 12,000 and 52,500.

Awards to Non-Employee Directors and Other Compensation.

Under the Company’s equity compensation plans non-employee directors are eligible to receive equity-based compensation awards.

Each non-employee director receives a non-qualified stock option grant to purchase 10,000 shares of the Company’s common stock upon his or her initial election as a director. Beginning in 2006, pursuant to a Board resolution, directors also receive an annual grant of 7,000 Restricted Stock Units (RSUs). The RSUs vest one year from the date of grant and a Director may elect to defer the receipt of the RSUs upon vesting under the Directors’ Deferred Compensation Plan. The Company credits each participant with a match equal to 25% of any fees earned and deferred into phantom restricted stock units in accordance with the Directors’ Deferred Compensation Plan. The match for these deferrals vests one year from the date of grant.

Under the Company’s Directors’ Deferred Compensation Plan, non-employee directors may defer all or a portion of their cash compensation to a deferred compensation account. Under the Directors’ Deferred Compensation Plan, non-employee directors may elect to: (1) receive cash for all services; (2) defer a percentage of cash compensation and receive 125% of the value of the deferred amounts in phantom common stock of the Company, valued on the last trading day of the calendar quarter in which he or she would have received a cash payment; provided, however, that any such shares that are deferred may generally not be distributed to the director until the earlier of the director’s separation from service or death; or (3) any combination thereof.

Shareholder Access to Directors

Generally, shareholders who have questions or concerns regarding the Company should contact the Investor Relations Department at 866-641-5531. Any shareholders, however, who wish to address questions regarding the business or affairs of the Company directly with the Board of Directors, or any individual director, should direct his or her questions in writing to any director or to all directors c/o Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is submitted by:

Stephen N. David, Chairperson

Harald Einsmann

Marc T. Giles

Sally Pearson

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In 2014, Checkpoint delivered EBITDA at the high end of our expectations while net earnings exceeded our expectations. Our process improvement initiatives contributed to outstanding year-over-year results. Gross profit margins increased by more than 400 basis points for the full year and were higher across nearly all product lines, driven by continued manufacturing cost reductions, the benefits of our restructuring and profit improvement initiatives and manufacturing and supply chain efficiencies. Additionally, in 2014 Checkpoint delivered $35.5 million more in free cash flow than in 2013. This result reflects a year of hard work and outstanding execution on many of our Lean Six Sigma and other projects around the globe. Our balance sheet remains at its strongest level in several years, with cash exceeding total debt by $70 million.

The Compensation Committee has developed and implemented compensation policies, plans and programs that seek to enhance shareholder value by aligning the financial interests of executive officers with those of shareholders. Annual base salary, annual incentive bonuses, and long-term incentive compensation are market based and are tied to performance in a manner that aims to encourage a sharp and continuing focus on effective capital allocation, cash flow management, revenue growth and long-term profitability, while motivating senior management to perform to the full extent of their abilities in the long-term interests of shareholders. The Company’s executive compensation programs also provide an important incentive in attracting and retaining talented executive officers.

Consideration of Shareholder Say-on-Pay Vote

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the Company’s last annual meeting of shareholders held in June 2014, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee will continue to consider the outcome of say-on-pay proposals when making future compensation decisions for the NEOs.

Oversight of the Executive Compensation Program

The Compensation Committee provides oversight of and has overall responsibility for the Company’s executive compensation programs and established the specific compensation for the Company’s Named Executive Officers. The members of the Compensation Committee at the end of 2014 were: Stephen N. David, Chairperson, Harald Einsmann, Mark T. Giles and Sally Pearson. In order to maintain objectivity, Committee members, who are all independent directors, have a three-year rotation schedule. The chair rotates every two years. Mr. David was appointed as Chairperson in June 2014. The Compensation Committee may retain the services of an outside compensation consultant to support the Compensation Committee’s oversight of the executive compensation programs. During fiscal year 2014, the Compensation Committee did not engage the services of any outside compensation consultants to review executive compensation.

Management’s Role in the Executive Compensation Process

The Company’s CEO and Vice President of Global Compensation, Benefits & HRIS, each played an important role in the Compensation Committee’s executive compensation process for fiscal year 2014. For fiscal year 2014, these executives provided their perspectives to the Compensation Committee regarding both executive compensation matters generally and the performance of the executives reporting to the CEO. At the Committee’s February 2014 meeting to approve the February 2014 long term incentive grants, these executives presented recommendations to the Committee on long-term incentive compensation strategy. At the Compensation Committee’s February 2015 meeting to approve 2014 incentive compensation, these executives presented recommendations to the Committee on annual incentives. The Compensation Committee exercised its independent discretion regarding whether to accept management’s recommendations and made final decisions about each executive officer’s compensation levels and targets in executive session without management present.

The Role of the Consultants in the Executive Compensation Process

Mercer (a Marsh & McLennan Company specializing in global consulting for talent, health, retirement and investments) has been a consultant to the Compensation Committee since 2004 and representatives of Mercer have historically attended Compensation Committee meetings and attended executive sessions as requested by the Compensation Committee chairperson. In 2014, Mercer did not provide any compensation consulting services to Checkpoint and did not attend any of our Compensation Committee meetings. Specific to 2014 compensation, the process included a review of 2014 published survey data from Mercer to make compensation decisions for the NEOs as it pertained to salary, bonus and long-term incentive grants.

Our Executive Compensation Program Objectives

This section covers the objectives of the executive compensation program, including the types of behavior and focus the program is designed to reward and how the various compensation components fit into the program. The following core principles reflect our compensation philosophy and objectives. The Company’s compensation program is intended to encourage superior performance and rewards executives only when specific results have been attained. The program is used to reinforce and encourage the attainment of performance objectives. Ultimately, executives who do not meet expected levels of performance over time may be terminated.

1. Provide Competitive Compensation to Executives

The Company operates in a competitive market for executive talent and aims to provide compensation that is sufficient to attract and retain the best talent. We have articulated a philosophy for competitive pay with respect to each compensation element and with respect to the compensation elements in the aggregate, as described below. In determining what constitutes the “market” against which NEO pay is evaluated for appropriateness, the Compensation Committee referenced broader published survey data from Mercer in 2014.

In 2012, the Compensation Committee moved away from utilizing a formal peer group because the annual long-term incentive plans no longer utilize peer group performance to determine payouts. The long-term incentive plans payouts are based on either an internal performance metric and/or performance versus a broader index (i.e. the Russell 2000). As stated in the above paragraph, we used published survey data to benchmark NEO compensation in 2014. The following surveys were referenced when benchmarking each NEO for 2014: 2014 Spain Total Remuneration Survey (TRS), 2014 Mercer United Kingdom Total Remuneration Survey (TRS) and 2014 Mercer United States Market Benchmark Database (MBD).

Competitive data is compiled from published surveys to provide information on the magnitude of total executive pay, the mix between base salary, annual incentives and long-term incentives, and executive compensation practices and plan designs. The broader published survey data focuses on (i) non-financial, public companies ranging in revenue size from $375 Million to $1.4 Billion and (ii) companies within the electronics and general manufacturing industries. This data, which includes broadly-available compensation survey data from leading survey providers, including Mercer and other companies, is used to provide a reference of competitive pay data for purposes of consistency. The Compensation Committee reviews and considers the aggregated survey data for purposes of developing a baseline understanding of types of compensation, including compensation levels and elements derived from this supplementary pooled data. The Compensation Committee does not see the identity of any of the surveyed companies and the aggregated data is reviewed to ensure that our compensation levels and elements are consistent with market standards and norms.

The survey data identifies the competitive market for pay for individual positions. The Company’s executive pay packages are evaluated against this survey data and, in combination with other factors, judgments about appropriate compensation levels are determined. The Compensation Committee’s philosophy is to, over time, provide base salaries (fixed salaries) that fall within a competitive range while taking into consideration a series of factors, such as compensation levels required to recruit talent capable of leading strategic growth initiatives. Our NEO base salaries are intended to align with the median of the published survey data. Performance-based, variable incentives are emphasized to deliver total compensation levels that vary depending upon individual and Company performance. Performance based equity compensation is targeted to deliver total direct compensation (“TDC”) as follows:

Market Target TDC = Market Median Total Cash Compensation (“TCC”) + Market 75th percentile Long-term Incentive (“LTI”) Compensation

Using this approach, we adjust LTI grants up or down depending on the size of the NEO’s targeted total cash position. For example, if the NEO’s targeted total cash position is above market, the annual LTI grant will be adjusted down. Conversely, if the NEO’s targeted total cash position is below market, the annual LTI grant will be increased. Our objective is to provide a targeted TDC package that is on par with the Market Target TDC defined above.

In 2014, we determined TCC and TDC comparative levels for the NEOs based on published survey data.

2.	Emphasize Variable Performance Pay Over Fixed Pay and Long-Term Goal Attainment Over Short-Term Goal Attainment

The Compensation Committee believes that the higher the level of executive responsibility, the more pay should be tied to performance. The targeted compensation mix is aligned with competitive market pay mix practices so that on average approximately 30% of CEO compensation is in base salary and approximately 70% is in variable compensation. For the other NEOs, approximately 40% of compensation is in base salary and approximately 60% is in variable compensation. As described more fully below, variable compensation consists of awards for both annual and long-term performance. The mix of variable compensation is intended to emphasize achievement of both short and long range goals. As a result, of the total amount of variable compensation target opportunity, approximately 60% focuses on long-term performance and 40% focuses on the achievement of annual goals. This mix helps us support the objective of focusing the NEOs on achieving long-term results, but also placing meaningful weight on the achievement of annual operating objectives.

3.	Align our Compensation with Shareholders’ Economic Interests

The Compensation Committee’s ultimate objective is to increase the value of the Company’s shares for our shareholders. The compensation program is designed to align management with this objective through the use of long-term incentives that are delivered in the form of equity, including stock options and performance-contingent stock grants. In other words, a significant portion of each executive’s compensation package serves to align the level of compensation received with the benefits delivered to shareholders. The Company also has share ownership guidelines that require each executive and director to hold a meaningful economic stake in our stock. Finally, the Company offers a voluntary deferred compensation plan under which executives may defer cash compensation in the form of stock units, which encourages executives to invest in Company stock. These programs are described in more detail below. See “Elements of the Executive Compensation Program”.

Differentiate Compensation for Individual Performance

The Compensation Committee strives to foster a performance-oriented culture that recognizes differing contributions from our executives. The executive compensation program is administered to reinforce the specific contributions of individuals in furthering our goals. Specifically, each year an annual performance evaluation of each NEO is completed to assess individual contributions to the Company. The evaluation for NEOs other than the CEO is conducted by the CEO and reviewed by the Compensation Committee. The CEO evaluation is conducted by the Compensation Committee for determining overall performance and related compensation decisions. Performance is assessed based on agreed upon objectives and other criteria, such as contributions made outside specified goals. The performance rating of each individual NEO, in addition to the performance of the Company as a whole, is measured through annual and long-term incentive goals, directly affecting compensation levels. For example, base salary increases, annual incentive awards, and grants of long-term incentives are tied to both Company and individual performance. Individual performance is determined by a review of management business objectives (“MBOs”), leadership competencies and other significant contributions made outside stated MBOs. In 2014, the Corporate Financial Performance (“CFP”) metric was Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for discretionary non-GAAP adjustments (EBITDA). In 2014, The CEO’s bonus target opportunity was 100% of base salary and the other NEOs’ bonus targets were 75% of base salary.

The Compensation Committee is committed to establishing executive compensation that is competitive on a global basis recognizing that the business operates globally and that we need talent that can be recruited from a variety of locations around the world. Our compensation structure is also intended to enable our most senior executives to maintain a consistent emphasis on achieving annual and long-term performance results regardless of location. Total compensation levels for each NEO may differ based on his or her responsibilities, level of performance, and geographic location to account for cost of living differences.

Elements of the Executive Compensation Program

This section describes each element of compensation used by us, the rationale for each element, why the Compensation Committee chose to incorporate each element into our compensation practices, how each element furthers the Compensation Committee’s compensation goals and philosophies and the methodology used to determine the amount of each element.

The primary elements of the executive compensation program are summarized as follows:

Element	Objective Achieved	Purpose	Competitive Position
Base salary	Pay-for-performance Quality of talent to lead growth	Provide annual cash income based on: • level of responsibility, experience and performance • comparison to market pay information	Compared to 25-75th percentile range of published survey data Actual base salary will vary based on the individual’s performance and proven capabilities

Annual cash incentive	Pay-for-performance

Motivate and reward achievement of the following annual performance goals:

•  key corporate financial goals

•  other corporate financial and strategic performance goals

•  performance of the business unit or staff function of the individual, as applicable

Target compared to median of published survey data Actual payout will vary based on actual corporate and business unit or staff function performance

Long-term equity incentive	Shareholder alignment Focus on long-term success Pay-for-performance Quality of talent	Provide an incentive to deliver shareholder value and to achieve our long-term objectives, through awards of: • performance-based restricted share units • stock option grants

Target compared to 75th percentile of published survey data

Actual payout of performance-based restricted share units will vary based on actual corporate performance

Actual payout will vary based on actual stock performance

Retirement benefits	Quality of talent	Provide competitive retirement plan benefits through pension plans, 401(k) plan and other defined contribution plans	Benefits comparable to published survey data

Post-termination compensation (severance and change in control)	Quality of talent

Attract and retain executives critical to our long-term success and competitiveness:

•  Severance Pay Plan, which provides eligible employees with payments and benefits in the event of certain involuntary terminations

•  Executive Severance Plan, which provides executives payments in the event of a qualified separation of service following a change in control

Subject to review and approval by the Compensation Committee on a case-by-case basis

Base Salary

NEO base salaries are intended to provide a base level of fixed compensation for performance of the core function of each position’s responsibilities. Salary levels are set based on a variety of factors, including the executive’s responsibilities, skill, experience and performance, as well as competitive norms.

Salaries for NEOs may be adjusted periodically if a significant change in market salary level occurs, a NEO is promoted, or internal inequities warrant an adjustment. The CEO’s salary is established by the Compensation Committee. For other NEOs, the CEO recommends a base salary adjustment to the Compensation Committee for its review. Salary increases are meant to make our base salaries competitive as compared to the published survey data and recognize increased levels of responsibilities, while additionally adjusting for inflation. In 2014, Mr. Wrigley received a base salary adjustment of 2.56% effective on 1-June-2014, increasing his annual salary from £273,000 to £280,000.

Annual Incentive

NEOs are also eligible for annual incentive awards, which are approved by the Compensation Committee. Annual incentive awards are dependent on the achievement of (i) the Company’s CFP objective(s) and (ii) individual objectives (that is, MBOs). For 2014, performance awards were provided under the shareholder-approved prior Plan. The purpose of the annual incentive awards is to reinforce the importance of attaining targeted financial performance and other objectives determined to be important each year based on our business strategy. For 2014, the CFP measure for each of the NEOs was EBITDA. The EBITDA weighting in 2014 was as follows for each NEO:

NEO	EBITDA Weight	Other Goals Weight
George Babich, Jr.	90%	10%
S. James Wrigley	25%	75%
Jeffrey O. Richard	50%	50%
Per H. Levin	50%	50%
Farrokh K. Abadi	50%	50%

The target annual incentive payouts for the NEOs for 2014, as approved by the Compensation Committee, were as follows:

NEO	Grade	Target MBO Payout as a % of Base Salary	Threshold* MBO Payout as % of Base Salary	Maximum Payout as % of Base Salary (If both MBO and CFP are Achieved at Maximum Levels)
George Babich, Jr.	25	100%	45.0%	147.0%
S. James Wrigley	22	75%	12.5%	127.5%
Jeffrey O. Richard	22	75%	25.0%	135.0%
Per H. Levin	22	75%	25.0%	135.0%
Farrokh K. Abadi	22	75%	25.0%	135.0%

*	Performance below threshold results in no payout.

These levels were established to ensure a competitive annual incentive opportunity with a range of payouts tied to performance achievements, consistent with the philosophy of linking compensation to performance. Payment of maximum annual incentive amounts is targeted to approximate published survey 90th percentile total cash compensation with strong business performance. The maximum percentage was determined by the Compensation Committee after reviewing the published survey market data.

MBOs and Incentive Payouts

Annual incentive compensation is determined on an individualized basis according to a list of MBOs, which is set for each NEO. The CEO’s goals are approved by the Compensation Committee at the beginning of each year. The other NEO’s goals are reviewed with the Compensation Committee and approved by the CEO. Each NEO is eligible for a targeted payout, measured as a percentage of base salary for achieving the MBOs at target. Actual results against the stated MBO will determine the ultimate payout. The maximum payout percentages are set forth in the table above. For the maximum payout to be realized, all goals (which include the CFP goal and MBOs) need to be achieved at the maximum performance levels.

The MBOs are performance targets and are directly linked to each year’s financial and strategic objectives of the Company. In addition to the CFP goal, each executive is assigned additional goals that are specific to their business unit. The MBOs are assigned a weight based on their relative importance which corresponds to the portion of the annual incentive that is linked to achievement of a particular goal. If the MBO threshold achievement is reached, a portion of the annual incentive is paid. If it is not reached, that portion of the incentive is not paid. The Compensation Committee’s intent in establishing these goals and target percentages for each NEO is to provide a certain level of difficulty (compared to prior year goals) in achieving the goals and receiving annual incentive awards. Payment of annual incentives will vary from year to year based on both individual and Company performance.

In 2014, NEO incentive payouts were calculated as summarized in the following tables.

CFP Goal	Threshold* (50% Payout)	Target (100% Payout)	Maximum (150% Payout)	Result		Payout %
EBITDA	$72.3	$75.0	$78.8	> $	78.8	150.0%

*	Performance below threshold results in no payout.

	CFP (EBITDA)			Business Unit Performance			Qualitative Performance			2014 Incentive
	Weight	Payout	Weighted Payout	Weight	Payout	Weighted Payout	Weight	Payout	Weighted Payout	% of Target	Amount in Local Currency
George Babich, Jr.	90%	150.0%	135.0%	n.a.	n.a.	n.a.	10%	100.0%	10.0%	145.0%	$1,232,500

Jeffrey O. Richard	50%	150.0%	75.0%	20%	99.4%	19.9%	30%	60.0%	18.0%	112.9%	$355,572

Per H. Levin	50%	150.0%	75.0%	50%	77.8%	38.9%	n.a.	n.a.	n.a.	113.9%	€247,733

S. James Wrigley	25%	150.0%	37.5%	75%	67.5%	50.6%	n.a.	n.a.	n.a.	88.1%	£183,161

Farrokh K. Abadi	50%	150.0%	75.0%	40%	100.7%	40.3%	10%	100.0%	10.0%	125.3%	$295,950

The Compensation Committee met in February 2015 to review the 2014 performance for each NEO and the corresponding 2014 incentive calculations. After reviewing all information related to 2014 performance, the Compensation Committee recommended and the Board approved the 2014 incentive for the CEO summarized above. The Committee also agreed with the CEO’s recommendations for the 2014 incentives for the other NEOs summarized above.

Long-Term Incentives

The Compensation Committee grants long-term compensation pursuant to our shareholder-approved equity compensation plans, which provide the Compensation Committee with the authority to award stock options (incentive and non-qualified stock options), stock appreciation rights, stock awards (restricted and unrestricted), dividend equivalent rights and cash awards to eligible individuals.

Long-term incentives are typically structured to reward multi-year performance, focusing on the achievement of multi-year financial objectives intended to drive long-term increases in shareholder value. For NEOs, long-term incentive target amounts are set by referencing a variety of factors. Actual awards may fall above or below the target level (typically within 10-15%) for an individual based on the individual and/or Company performance.

In 2014, long-term incentive awards to NEOs were in the form of stock options (representing about 30% of the total value granted), time-vested restricted stock units or RSUs (representing about 30% of the total value granted) and performance shares (representing about 40% of the total value granted). The Compensation Committee used published survey data to provide examples of target equity incentive awards granted to similarly situated executives as one reference in the target setting process. The targeted long-term incentive values for the NEOs delivers a grant value that approximates our market-determined TDC (defined above in the “Provide Competitive Compensation to Executives” section).

The dollar amounts for stock options, RSUs and performance shares awarded during 2014 were converted into options and shares by estimating a stock price for the date of grant. We value stock options using the Black-Scholes model.

The equity incentive award target amounts are recommended by management to the Compensation Committee for approval. The Compensation Committee, at its discretion, may modify the amounts recommended to take into account historical factors such as legacy grants, previous equity incentive awards received by an executive officer or prior awards granted to our other executive officers and/or to take into account management’s qualitative review of performance. In addition, the amount of equity incentive awards provided to NEOs may also be adjusted by the Compensation Committee based upon the level of achievement by the NEOs of the MBOs discussed above under the section regarding Annual Incentives. The Compensation Committee may also evaluate the expected future contributions of the NEOs to achieve our strategies when determining the long-term incentive awards to ensure proper retention and alignment of each NEO.

Awarding stock options, RSUs and performance shares reinforces the achievement of shareholder value objectives, because the ultimate award payout is denominated in our stock, reinforcing management’s alignment with shareholder interests. As more fully described below, the performance share program also provides an incentive to attain high-priority, multi-year financial objectives to reinforce management’s long-term performance orientation.

The following sections provide additional detail regarding our stock options, RSUs and performance share grant practices and the policies behind these practices.

Stock Options

Stock options are used to provide an incentive to increase the share price of our stock. We believe stock options are particularly effective since a recipient realizes increases in economic value as our share price appreciates. Option grants also support NEO retention by providing for vesting in installments over three years. If a NEO’s employment is terminated prior to vesting for any reason other than in connection with a Change in Control, any remaining unvested awards are typically forfeited. The Board has the authority to accelerate the vesting of unvested awards in certain situations. For all NEOs, vested awards may continue to be exercised for a defined period of time following termination of employment, which varies depending upon the reason for termination of employment. The ability to exercise the stock options for limited periods of time post-termination enables the employee to realize any gain on options that were earned prior to termination, which is consistent with the incentive aspect of the award. In the event of a Change in Control of the Company, any unvested options become fully vested and exercisable only if the NEO’s employment is also terminated without “cause” by the Compensation Committee or its successor. The Company provides for the vesting upon termination of employment in connection with a Change in Control of the Company in order to encourage executives to seek out and support transactions that are in the best interest of the Company and its shareholders even though they may personally experience potential loss of employment and other economic risk as a result of the transaction.

The Compensation Committee follows a process of granting equity awards annually. This is typically reviewed at the first Compensation Committee meeting each year. The exercise price of an option is equal to the average trading price on the date of grant. Outside of this timeframe, grants are sometimes provided to new hires and to employees who are promoted.

Restricted Stock Units (RSUs)

Restricted Stock Units are used to encourage retention with a time-vested, long-term incentive award to our NEOs. RSUs are also a means for NEOs to accumulate the required minimum holding of company stock to meet our share ownership guidelines, which aligns the interests of the NEOs and shareholders. The other long-term incentive vehicles (stock options and performance shares), which are typically weighted at 70% of the grant value for a NEO, require an increase in stock price (in the case of stock options) or attainment of aggressive performance goals (in the case of performance shares) in order to realize value. Approximately 30% of the total long-term incentive grant value is provided to our NEOs in the form of RSUs. The greater the Company’s stock price on the day the RSU vests, the greater the value delivered to the NEO.

RSUs granted as a part of the annual award cycle vest equally over a three year period. In 2014, two NEOs (Messrs. Richard and Wrigley) received supplemental long-term incentive in addition to the annual grants. These supplemental awards were granted as RSUs. Mr. Richard’s award of 23,080 RSUs was granted for retention and vested equally over 3 years. Mr. Wrigley’s award of 12,000 RSUs was granted as both a retention and performance-based award. The 12,000 RSUs vest in full at the end of 3 years, but 1/3rd will accelerate vest at the one year anniversary of the award if 2014 ALS operating margin was greater than or equal to 8% and 1/3rd will accelerate vest at the two year anniversary of award if 2015 ALS operating margin was greater than or equal to 9%.

Performance Shares

The Long Term Incentive Plan (“LTIP”), which was developed and adopted in 2005, provides for distributions under the Plan in the form of shares of Company stock. With the introduction of this performance share plan, the Compensation Committee began a shift in the composition of our equity-based awards, in line with market trends, away from primarily awarding stock options and time-vested RSU’s, toward a mix of performance share awards, stock options and time-vested RSU’s, as appropriate for the individual receiving the awards.

Under the LTIP, a NEO is granted a target number of shares that would be paid to the NEO at the end of a three-year period if specific corporate performance objectives are met. The actual number of shares paid may range from 0% to 200% of the target award amount based on the achievement of performance objectives. The performance goals are Company-wide financial measures selected and set by the Compensation Committee and may be different for different performance periods.

2012 — 2014 Performance Shares

The 2012 — 2014 Performance Share plan uses one performance metric: EBITDA growth. This performance goal has a potential to vest one-third per year contingent upon obtaining the EBITDA goals listed in the table below for each of the performance periods. If the vesting in one performance period is missed, cumulative vesting can occur if the multiple periods’ average EBITDA growth is achieved. The program pays out in accordance with the following schedule:

Year	EBITDA Growth (needed for period vesting)	Period Vesting %	EBITDA Growth (needed for cumulative vesting)	Cumulative Vesting %
2012	25%	33%	25.0%	33%
2013	20%	33%	22.5% (2 yr avg)	66%
2014	10%	34%	18.3% (3 yr avg)	100%

Payouts will be interpolated using linear regression for results between threshold and target, and target and maximum levels. Based on actual 3 year results for the metric in this plan, no stock was issued.

2013 — 2015 Performance Shares

The 2013 — 2015 Performance Share plan uses one performance metric: Checkpoint’s 3 year Total Shareholder Return (TSR). Checkpoint’s 3 year TSR will be measured on a relative basis versus the Russell 2000 Index. The program pays out in accordance with the following schedule:

		CKP Performance			Payout %
Metric	Weight	Threshold	Target	Maximum	Threshold	Target	Maximum
CKP TSR (relative to Russell 2000)	100%	50th Percentile	75th Percentile	90th Percentile	50%	100%	150%

Payouts will be interpolated using linear regression for results between threshold and target, and target and maximum levels.

2014 — 2016 Performance Shares

The 2014 — 2016 Performance Share plan uses one performance metric: Checkpoint’s 3 year average EBITDA growth. The program pays out in accordance with the following schedule:

		CKP Performance			Payout %
Metric	Weight	Threshold	Target	Maximum	Threshold	Target	Maximum
3-Year Average EBITDA Growth[1]	100%	3.5%	6.4%	11.0%	50%	100%	200%

(1)	Calculated as: [(% EBITDA growth from 2013 to 2014) + (% EBITDA growth from 2014 to 2015) + (% EBITDA growth from 2015 to 2016)] / 3

Payouts will be interpolated using linear regression for results between threshold and target, and target and maximum levels.

Performance Share Termination Provisions

If employment is terminated for any reason (other than change in control) prior to the end of the performance period, or if there is a change in status to “ineligible” prior to the end of the performance period, all outstanding shares are canceled. Upon a termination due to a change in control (as defined below), a payout of shares at target, pro-rated for the full months elapsed during the performance period, is to be made within two and one-half months after the change in control takes effect or the termination occurs, whichever is later.

For purposes of the Performance Share Plan, a “change in control” of Checkpoint will occur if (i) any person or entity or group acting in concert (an “Acquirer”) acquires from the shareholders of the Company (whether through a merger, a consolidation, or otherwise) and possesses, directly or indirectly, the power to elect or appoint or approve the appointment of a majority of the Board of Directors and does, in fact, elect or appoint or approve the appointment of the majority of the Board; or (ii) an Acquirer obtains the right or power to elect a substitute or replacement Board, and does, in fact, exercise such right; or (iii) the shareholders of the Company approve an agreement for the sale or disposition by Checkpoint of substantially all of the Company’s assets to an Acquirer.

In the event of a change in control as defined above, a termination due to a change in control shall have occurred only if one of the following occurs within 90 days before or after the date of the change in control: (i) the employee’s employment is terminated by Checkpoint or the Acquirer without cause (as defined below); (ii) the employee is assigned duties substantially inconsistent with his or her position, duties, responsibilities or status, or the employee’s duties are substantially reduced; (iii) the employee’s principal office is relocated more than thirty (30) miles from our current principal office location; or (iv) the employee’s base salary is reduced.

For purposes of the Performance Share Plan, “cause” means (i) the employee’s willful and continued insubordination or failure or refusal to perform his or her duties after notice by the Company specifically identifying the offending conduct; (ii) dishonesty in the performance of job duties; (iii) the employee’s subjection to a judgment, decree or final order of a judicial or administrative body of competent jurisdiction effectively preventing participant from the substantial performance of his or her duties or causing substantial damage to the Company or to its business reputation; or (iv) employee’s conviction of a felony or a crime involving moral turpitude which, in the reasonable judgment of the Company, renders participant unfit to continue his or her office or causes substantial damage to the Company or its business reputation.

Share Ownership Guidelines

To ensure that the interests of all executives and senior managers are aligned with shareholder interests, the Board has established a program that requires the non-employee directors and NEOs (and other executives and managers) have a meaningful equity stake in the Company by investing and holding a significant amount of our stock. The Stock Ownership Program sets stock ownership levels for the NEOs, which are set forth in the table below. Vested and unvested “in the money” stock options, unvested restricted stock, deferred compensation units and all of the stock held in our employee stock purchase plans count toward compliance. Each NEO has five years from their appointment date to meet their holding requirements.

The share ownership guidelines state that for a NEO with a grade of 18 or higher, including the CEO, the level of ownership is set as the lesser of (i) a dollar value or (ii) a fixed number of shares. The current guidelines and status for each NEO are set forth in the table below. Mr. Wrigley has been granted another year to achieve the holding requirement due to extenuating circumstances.

NEO	Grade	Salary (USD)[1]	Multiplier	Level of Stock Ownership Required[2]	Amount Required	Status as of 30 March 2015	Required by Date
George Babich, Jr.	25	$850,000	4	226,667	$3,400,000	meets	May-17
S. James Wrigley	22	$415,625	3	83,125	$1,246,875	does not meet	Mar-15
Jeffrey O. Richard	22	$420,000	3	84,000	$1,260,000	does not meet	May-18
Per H. Levin	22	$348,000	3	69,600	$1,044,000	meets	Mar-09
Farrokh K. Abadi	22	$315,000	3	63,000	$945,000	meets	Dec-12

(1)	FX Rates: 1 EUR = 1.2 USD; 1 GBP = 1.5 USD; excludes pension amounts captured as salary in Summary Compensation Table

(2)	Assumes a stock price of $15

Deferred Compensation Program

To assist NEOs in meeting their capital accumulation objectives and to provide for income tax deferral opportunities, each NEO may defer up to 50% of base salary and up to 100% of bonus (Annual Cash Incentive Compensation) into our deferred compensation plan. This facilitates ownership of our stock by participants. The Company currently matches 25% of the deferred amounts, up to the indicated maximum amount. The 25% match is provided to give executives an incentive to invest in Company stock. It also facilitates compliance with the Share Ownership Guidelines discussed above. All deferred amounts are invested in Company stock, with a three-year vesting period, except for executives 55 years old or older, for whom the match vests immediately.

Benefits and Perquisites

The NEOs generally receive the same benefits as other employees. During 2014, nominal benefits and perquisites were paid to NEOs. These are described more fully in the footnotes to the Summary Compensation Table.

Severance Policy for NEOs

The Compensation Committee believes that providing a reasonable severance payment in the event of termination of employment of a NEO is an important retention tool and provides security to the NEOs with respect to their terms of employment. The severance policy for NEOs provides severance benefits for terminations other than voluntary terminations or terminations for “cause”. Please see the section below titled “Potential Payments Upon Termination or Change in Control” for a description of the terms of these agreements.

Severance/Change in Control Arrangements for NEOs

The Board has established certain severance arrangements (including benefits upon a Change in Control) under a Termination Policy for our NEOs. Our policies on severance are intended to provide fair and equitable compensation in the event of termination of employment.

For Change in Control situations, the policy helps to ensure that NEOs will undertake transactions and other corporate actions that may be in the shareholders’ best interests, but that may lead to the termination of the NEOs’ employment. By providing severance upon termination of employment in connection with a Change in Control of the Company, we intend to provide executive compensation that is sufficient to mitigate the risk of loss of employment and ensure the NEOs’ willingness to undertake such a transaction.

Severance Arrangements include:

—	Levels of severance that are competitive with the market; for executives the total amount of severance is directly tied to the length of the non-compete period.

—

Upon a Change in Control, a requirement that an executive actually be terminated without Cause, or terminated for Good Reason, in order to receive severance. Our policies for this severance reflect the belief that an executive should face a true economic loss before severance is awarded.

The purpose of the Termination Policy for executives is to provide a fair framework in the event of the termination of employment of executives for reasons other than for Cause or Good Reason. The policy does not apply to executives who voluntarily terminate or who are terminated for Cause. The amount of severance is the greater of that provided by the policy, any employment contract, local law or other entitlement, but is not cumulative. With respect to the NEOs, any severance provided under the Termination Policy would be in excess of any severance the individual NEO may be entitled to under the NEOs employment agreement, and therefore severance is generally not paid pursuant to the terms of the NEO employment agreements but rather the Termination Policy. A condition of receiving severance under the policy is that the executive sign a general release and non-compete agreement in a form satisfactory to us at the time of termination. The non-compete period under this policy is twelve months. The severance payment period under the Termination Policy in the event of termination not in connection with a Change in Control is 24 months for NEOs hired before January 1, 2013 and 18 months for NEOs hired after January 1, 2013.

If a NEO is terminated pursuant to a Change in Control as defined in the Termination Policy, the NEO will be entitled to receive the following:

—	The executive’s base salary for a period equal to 1.5 times the severance payment period;

—	Continued participation in our welfare benefit plans for the period during which severance is paid.

Additional Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code limits the federal income tax deduction to $1 million per year for public corporations compensation paid in any fiscal year to the corporation’s Chief Executive Officer and the other NEOs (other than the CFO) included in the Summary Compensation Table. This limitation does not apply to qualifying “performance-based compensation.” Section 162(m) considerations, as well as financial accounting implications, are factors considered when developing executive compensation programs. However, the Compensation Committee primarily considers our business purpose when structuring compensation arrangements with NEOs as appropriate to support the Company’s strategic business objectives and the attraction and retention of executives.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2014, 2013, AND 2012

The following table shows the compensation for each of the Named Executive Officers (collectively, the “NEOs”) for fiscal years 2014, 2013, and 2012:

Name and Principal Position (a)	Year(b)		Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($)(4) (h)	Total ($) (i)
George Babich, Jr.	2014		850,000	—	1,124,320	397,573	1,232,500	63,750	3,668,143
President and Chief	2013		850,000	—	2,749,802	—	400,605	17,500	4,017,907
Executive Officer	2012		562,308	565,000	194,064	477,646	—	91,137	1,890,155

Jeffrey O. Richard	2014		420,000	—	551,765	86,116	355,572	44,272	1,457,725
Senior Vice President and	2013		250,853	—	513,488	143,725	136,458	47,485	1,092,009
Chief Financial Officer	2012		—	—	—	—	—	—	—

S. James Wrigley	2014	(5)	456,841	—	443,083	109,310	301,961	—	1,311,195
President and Chief Operating Officer,	2013		427,133	—	345,466	75,238	151,173	—	999,010
Apparel Labeling Solutions	2012		458,589	325,000	114,583	50,678	—	3,914	952,764

Per H. Levin	2014	(5)	385,697	—	216,500	89,475	329,482	—	1,021,154
President and Chief Sales Officer,	2013		385,155	—	143,912	35,100	212,808	18,219	795,194
Shrink Management Solutions and	2012		423,043	275,000	101,931	45,017	—	17,250	862,241
Merchandise Visibility Solutions

Farrokh K. Abadi	2014		315,000	—	192,370	79,527	295,950	16,328	899,175
President and Chief Strategy &	2013		315,000	—	115,116	25,079	176,290	14,616	646,101
Business Development Officer	2012		321,058	225,000	101,931	45,017	—	33,007	726,013

(1)	These amounts represent discretionary performance bonuses earned during fiscal years 2014, 2013 and 2012.

(2)	The amounts shown represent the aggregate grant date fair value of stock awards and stock options granted during 2014, 2013 and 2012, determined in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ending December 28, 2014. The grant date fair value included in 2014 compensation expense for performance shares was as follows: $151,235 for Mr. Wrigley; $123,829 for Mr. Levin; $109,962 for Mr. Abadi; $119,200 for Mr. Richard; and $550,108 for Mr. Babich. The maximum possible grant date fair value of performance shares granted during 2014 was as follows: $302,470 for Mr. Wrigley; $247,638 for Mr. Levin; $219,924 for Mr. Abadi; $238,400 for Mr. Richard; and $1,100,216 for Mr. Babich. The value of the stock awards and option awards granted to the NEOs in 2014 is reflected on the Grants of Plan-Based Awards in the Fiscal 2014 table below.

(3)	Non-Equity Incentive Plan Compensation is composed of annual incentive bonuses and individual performance incentive bonuses earned in fiscal 2014 and paid in 2015, earned in fiscal 2013 and paid in 2014, or earned in fiscal 2012 and paid in 2013, as applicable.

(4)	The amounts reported in the All Other Compensation column for fiscal 2014 include: (1) Mr. Babich’s $63,750 related to deferred compensation match expense under the Company’s Executive Deferred Compensation Plan (2) Mr. Richard’s $44,272 related to $1,931 of deferred compensation match expense under the Company’s Executive Deferred Compensation Plan and $42,341 of transition reimbursements and (3) Mr. Abadi’s $16,328 related to deferred compensation match expense under the Company’s Executive Deferred Compensation Plan.

(5)	Mr. Wrigley’s 2014 Salary and All Other Compensation was paid in British Pounds and converted to USD using the Oanda.com YTD average exchange rate of 1.64861 as of December 28, 2014. Mr. Levin’s 2014 Salary and All Other Compensation was paid in Euros and converted to USD using the Oanda.com YTD average exchange rate of 1.32999 as of December 28, 2014.

Employment Agreement with Mr. Babich

On May 3, 2012, the Board appointed George Babich, Jr. as interim President and Chief Executive Officer. Under a letter agreement, Mr. Babich was entitled to receive an annual base salary of $850,000. Additionally, under the letter agreement, Mr. Babich received the following equity awards: 32,000 shares of Company common stock (i.e., “fully vested RSUs”), to be awarded at the rate of 8,000 shares as of the first day of each full calendar quarter of his service as interim CEO. For the period beginning on May 3, 2012 and ending June 30, 2012, he received a pro-rated portion of 8,000 shares as of May 3, 2012, based on his service for 60 days in the 91-day second quarter of 2012. For the calendar quarter beginning on April 1, 2013, he was to receive the balance of the 32,000 shares if he was serving as interim CEO as of that date.

Mr. Babich was awarded a stock option to acquire 120,000 shares of the Company common stock on May 7, 2012, which vested 30,000 shares as of the first day of each full calendar quarter of his service as interim CEO. For the period beginning on May 7, 2012 and ending June 30, 2012, shares were vested in a pro-rated portion of 30,000 shares as of May 7, 2012, based on his service for 60 days in the 91-day second quarter of 2012. For the calendar quarter beginning on April 1, 2013, the balance of the 120,000 shares vested.

On February 4, 2013 the Company entered into an employment agreement with Mr. Babich. Mr. Babich is entitled to receive an annual base salary of $850,000 and participate in annual incentive compensation programs to be developed by the Board that will enable Mr. Babich to earn incentive compensation programs to be developed by the Compensation Committee of the Board. In addition, Mr. Babich is eligible for an annual bonus of up to 100% of his base salary upon achievement of certain annual targeted goals and objectives, with the possibility of a maximum bonus of up to 150% upon achievement of specified goals and objectives beyond the target level. Mr. Babich also is entitled to participate in all pension plans as well as medical, dental and other benefit plans and perquisites generally available to the Company’s senior management and is subject to customary non-competition and confidentiality provisions.

Mr. Babich received grants of restricted stock units (“Units”), comprising (i) 70,000 Units which vest and become nonforfeitable on December 31, 2013; (ii) 70,000 Units which vest and become nonforfeitable on December 31, 2014; and (iii) 60,000 Units which vested and became nonforfeitable when the closing price of the Company’s common stock averaged at least $15.00 per share for 30 trading days after February 4, 2013.

If the board of directors elects not to renew Mr. Babich’s employment agreement on comparable terms for at least two (2) additional years beyond its initial termination date of December 31, 2014, the agreement and Mr. Babich’s employment will terminate on December 31, 2014. The termination will be considered a Termination Without Cause under his agreement and all of his time-based Units will become immediately vested, to the extent not already vested. The expiration of the term under any other circumstances shall be considered a termination by Mr. Babich without Good Reason.

In the event of a Termination Without Cause or a Termination For Good Reason, (as those terms are defined in the agreement), all time-based Units become immediately vested, to the extent not already vested.

Except as described below, within 45 days of his termination, the Company is obligated to pay to Mr. Babich a cash payment (“Severance Payment”) in an amount equal to (i) all accrued but unpaid base salary through the date of his termination, plus (ii) one year’s base salary.

If at any time up to Mr. Babich’s Termination Without Cause or Termination For Good Reason the closing price of the Company’s common stock has averaged at least $12.00 per share for 30 trading days, his Severance Payment shall be an amount equal to (i) all accrued but unpaid base salary through the date of his termination, plus (ii) one year’s base salary, plus (iii) the amount of any cash bonus awarded to Mr. Babich for the year preceding the year of his termination.

If at any time up to Mr. Babich’s Termination Without Cause or Termination For Good Reason the closing price of the Company’s common stock has averaged at least $17.00 per share for 30 trading days, the Severance Payment shall be an amount equal to (i) all accrued but unpaid base salary through the date of his termination, plus (ii) two year’s base salary, plus (iii) two times the amount of any cash bonus awarded to Mr. Babich for the year preceding the year of his termination.

In the event of a Termination Without Cause or a Termination For Good Reason within 12 months following a Change in Control (as defined in the agreement), all Units will vest, to the extent not already vested, and the Severance Payment shall be an amount equal to (i) all accrued but unpaid base salary through the date of his termination, plus (ii) two and one-half year’s base salary, plus (iii) if at any time up to Mr. Babich’s Termination Without Cause or Termination For Good Reason, the closing price of the Company’s common stock has averaged at least $12.00 per share for 30 trading days, the amount of any cash bonus awarded to Mr. Babich for the year preceding the year of termination, or two times the amount of any cash bonus awarded to Mr. Babich for the year preceding the year of termination if such average closing price was at least $17.00 per share.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2014

The following table provides information on plan based awards granted to the NEOs during fiscal year 2014:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	($) Threshold	($) Target	($) Maximum	(#) Threshold	(#) Target	(#) Maximum
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)(3)(4)	(j)(5)	(k)(6)	(l)(7)
George Babich, Jr.	12/31/2013	—	—	—	—	—	—	10,725	—	—	162,323
	2/27/2014	—	—	—	18,460	36,920	73,840	—	—	—	550,108
	2/27/2014	—	—	—	—	—	—	27,690	—	—	411,889
	2/27/2014	—	—	—	—	—	—	—	20,166	14.88	130,280
	2/27/2014	—	—	—	—	—	—	—	41,374	14.88	267,293
		450,500	850,000	1,249,500	—	—	—	—	—	—	—
Jeffrey O. Richard	2/27/2014	—	—	—	4,000	8,000	16,000	—	—	—	119,200
	2/27/2014	—	—	—	—	—	—	—	13,330	14.88	86,116
	2/27/2014	—	—	—	—	—	—	6,000	—	—	89,250
	2/27/2014	—	—	—	—	—	—	23,080	—	—	343,315
		204,750	315,000	418,950	—	—	—	—	—	—	—
Per H. Levin	2/27/2014	—	—	—	4,155	8,310	16,620	—	—	—	123,829
	2/27/2014	—	—	—	—	—	—	—	13,850	14.88	89,475
	2/27/2014	—	—	—	—	—	—	6,230	—	—	92,671
		188,028	289,273	390,519	—	—	—	—	—	—	—
Farrokh K. Abadi	2/27/2014	—	—	—	3,690	7,380	14,760	—	—	—	109,962
	2/27/2014	—	—	—	—	—	—	—	11,424	14.88	74,406
	2/27/2014	—	—	—	—	—	—	—	886	14.88	5,121
	2/27/2014	—	—	—	—	—	—	5,540	—	—	82,408
		153,563	236,250	318,938	—	—	—	—	—	—	—
S. James Wrigley	2/27/2014	—	—	—	5,075	10,150	20,300	—	—	—	151,235
	2/27/2014	—	—	—	—	—	—	—	11,470	14.88	75,887
	2/27/2014	—	—	—	—	—	—	—	5,450	14.88	33,423
	2/27/2014	—	—	—	—	—	—	7,620	—	—	113,348
	2/27/2014	—	—	—	—	—	—	12,000	—	—	178,500
		248,407	342,631	436,855	—	—	—	—	—	—	—

(1)	The amounts represent the threshold, target, and maximum that could have been earned during 2014 pursuant to the annual incentive awards provided under the Omnibus Plan. The individual performance incentive award contains multiple performance objectives, which are aggregated for this presentation. Actual amounts earned during 2014 are included in the “Summary Compensation Table”. For additional information regarding these awards see “Compensation Discussion and Analysis.”

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards reflect the threshold, target and maximum number of shares which may be granted pursuant to the performance share program. For additional information see “Performance Shares”.

(3)	Certain of Mr. Babich’s stock awards vest in accordance with his employment agreement dated February 4, 2013 and in effect as of December 28, 2014. With the exception of these stock awards (as well as the 2014 grant to Mr. Wrigley noted below in footnote 4), all stock awards issued vest one-third each year over a three year period commencing on the date of grant. All stock awards were provided under the Omnibus Plan.

(4)	In 2014, Mr. Wrigley was awarded 12,000 retention and performance-based RSUs scheduled to cliff-vest at the end of 3 years. Vesting of these awards has the potential to accelerate if specific performance metrics are met in the first and second years following the grant.

(5)	All option awards issued vest one-third each year over a three year period commencing on the date of grant and have a term of ten years.

(6)	Option pricing is set using the average of the high and low market price on the day of grant.

(7)	The amounts shown represent the aggregate grant date fair value of stock awards and stock options granted during 2014 in accordance with ASC Topic 718. The valuation assumptions used in determining such amounts are described in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ending December 28, 2014.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth our shares authorized for issuance under our equity compensation plan at December 28, 2014:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options warrants and rights		Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Total Equity compensation plans approved by shareholders	3,351,554	(1)	$17.13	2,625,011

(1)	Includes stock options and restricted stock units.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

The following table provides information on stock and options awards held by the NEOs as of December 28, 2014:

	Option Awards						Stock Awards
Name (a)	Option Vest Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price $ (e)	Option Expiration Date (f)	Stock Award Vest Date(2)	Number of Shares or Units of Stock that have not Vested (#) (g)	Market Value of Shares or Units of Stock that have not Vested ($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(3) (j)
George Babich, Jr.	7/17/2006	10,000	—	—	19.82	7/17/2016	—	—	—	—	—
	5/07/2012	8,404	—	—	8.79	5/07/2022	—	—	—	—	—
	5/07/2012	11,376	—	—	8.79	5/07/2022	—	—	—	—	—
	7/01/2012	30,000	—	—	8.79	5/07/2022	—	—	—	—	—
	10/01/2012	30,000	—	—	8.79	5/07/2022	—	—	—	—	—
	1/01/2013	18,624	—	—	8.79	5/07/2022	—	—	—	—	—
	1/01/2013	11,376	—	—	8.79	5/07/2022	—	—	—	—	—
	4/01/2013	10,220	—	—	8.79	5/07/2022	—	—	—	—	—
	2/27/2015	—	6,722	—	8.79	2/27/2024	—	—	—	—	—
	2/27/2016	—	6,722	—	8.79	2/27/2024	—	—	—	—	—
	2/27/2017	—	6,722	—	8.79	2/27/2024	—	—	—	—	—
	2/27/2015	—	13,792	—	8.79	2/27/2024	—	—	—	—	—
	2/27/2016	—	13,791	—	8.79	2/27/2024	—	—	—	—	—
	2/27/2017	—	13,791	—	8.79	2/27/2024	—	—	—	—	—
	—	—	—	—	—	—	12/31/2014	70,000	900,200	—	—
	—	—	—	—	—	—	12/31/2014	19,637	252,532	—	—
	—	—	—	—	—	—	12/31/2014	10,725	137,924	—	—
	—	—	—	—	—	—	2/27/2015	9,230	118,296	—	—
	—	—	—	—	—	—	2/27/2016	9,230	118,296	—	—
	—	—	—	—	—	—	2/27/2017	9,230	118,296	—	—
	—	—	—	—	—	—	2/27/2016	—	—	36,920	550,108
Jeffrey O. Richard	5/28/2014	1,920	—	—	12.54	5/28/2023	—	—	—	—	—
	5/28/2015	—	1,920	—	12.54	5/28/2023	—	—	—	—	—
	5/28/2016	—	1,920	—	12.54	5/28/2023	—	—	—	—	—
	2/27/2015	—	4,444	—	14.88	2/27/2024	—	—	—	—	—
	2/27/2016	—	4,443	—	14.88	2/27/2024	—	—	—	—	—
	2/27/2017	—	4,443	—	14.88	2/27/2024	—	—	—	—	—
	—	—	—	—	—	—	2/27/2016	23,080	296,809	—	—
	—	—	—	—	—	—	2/27/2015	2,000	25,720	—	—
	—	—	—	—	—	—	2/27/2016	2,000	25,720	—	—
	—	—	—	—	—	—	2/27/2017	2,000	25,720	—	—
	—	—	—	—	—	—	2/27/2015	—	—	2,600	39,676
	—	—	—	—	—	—	2/27/2016	—	—	8,000	119,200
S. James Wrigley	3/11/2011	10,000	—	—	21.56	3/11/2020	—	—	—	—	—
	3/11/2012	10,000	—	—	21.56	3/11/2020	—	—	—	—	—
	3/11/2013	10,000	—	—	21.56	3/11/2020	—	—	—	—	—
	3/11/2011	2,813	—	—	21.56	3/11/2020	—	—	—	—	—
	3/11/2012	2,813	—	—	21.56	3/11/2020	—	—	—	—	—
	3/11/2013	2,812	—	—	21.56	3/11/2020	—	—	—	—	—
	2/17/2012	2,335	—	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2013	2,335	—	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2014	2,335	—	—	22.52	2/17/2021	—	—	—	—	—
	2/22/2013	3,134	—	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2014	3,133	—	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2015	—	3,133	—	11.95	2/22/2022	—	—	—	—	—
	2/27/2014	4,630	—	—	12.23	2/27/2023	—	—	—	—	—
	2/27/2015	—	4,630	—	12.23	2/27/2023	—	—	—	—	—
	2/27/2016	—	4,630	—	12.23	2/27/2023	—	—	—	—	—
	2/27/2015	—	2,915	—	14.88	2/27/2024	—	—	—	—	—
	2/27/2016	—	2,915	—	14.88	2/27/2024	—	—	—	—	—
	2/27/2017	—	5,640	—	14.88	2/27/2024	—	—	—	—	—
	2/27/2015	—	2,725	—	14.88	2/27/2024	—	—	—	—	—
	2/27/2016	—	2,725	—	14.88	2/27/2024	—	—	—	—	—
	—	—	—	—	—	—	2/22/2015	913	11,741	—	—
	—	—	—	—	—	—	2/27/2015	2,540	32,664	—	—
	—	—	—	—	—	—	2/27/2016	2,540	32,664	—	—
	—	—	—	—	—	—	2/27/2017	2,540	32,664	—	—
	—	—	—	—	—	—	2/27/2017	12,000	154,320	—	—
	—	—	—	—	—	—	2/27/2015	—	—	6,250	95,375
	—	—	—	—	—	—	2/27/2016	—	—	10,150	151,235

	Option Awards						Stock Awards
Name (a)	Option Vest Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price $ (e)	Option Expiration Date (f)	Stock Award Vest Date(2)	Number of Shares or Units of Stock that have not Vested (#) (g)	Market Value of Shares or Units of Stock that have not Vested ($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(3) (j)
Per H. Levin	4/01/2006	3,750	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2007	3,750	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2008	3,750	—	—	16.94	4/01/2015	—	—	—	—	—
	2/17/2008	1,262	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2007	3,500	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	2,238	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	3,461	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	39	—	—	28.89	2/17/2016	—	—	—	—	—
	4/04/2008	1,667	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2009	1,667	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	1,666	—	—	23.74	4/04/2017	—	—	—	—	—
	3/03/2009	3,040	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	498	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	2,542	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011	3,039	—	—	23.78	3/03/2018	—	—	—	—	—
	2/17/2010	2	—	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2010	1,853	—	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2011	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/17/2012	1,855	—	—	8.26	2/17/2019	—	—	—	—	—
	2/12/2011	4,219	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2012	4,219	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2013	4,218	—	—	15.74	2/12/2020	—	—	—	—	—
	2/17/2012	2,076	—	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2013	2,076	—	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2014	2,075	—	—	22.52	2/17/2021	—	—	—	—	—
	2/22/2013	2,784	—	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2014	2,783	—	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2015	—	2,783	—	11.95	2/22/2022	—	—	—	—	—
	2/27/2014	2,160	—	—	12.23	2/27/2023	—	—	—	—	—
	2/27/2015	—	2,160	—	12.23	2/27/2023	—	—	—	—	—
	2/27/2016	—	2,160	—	12.23	2/27/2023	—	—	—	—	—
	2/27/2015	—	4,617	—	14.88	2/27/2024	—	—	—	—	—
	2/27/2016	—	4,617	—	14.88	2/27/2024	—	—	—	—	—
	2/27/2017	—	4,616	—	14.88	2/27/2024	—	—	—	—	—
	—	—	—	—	—	—	2/22/2015	813	10,455	—	—
	—	—	—	—	—	—	2/27/2015	2,077	26,710	—	—
	—	—	—	—	—	—	2/27/2016	2,077	26,710	—	—
	—	—	—	—	—	—	2/27/2017	2.076	26,697	—	—
	—	—	—	—	—	—	2/27/2015	—	—	2,920	44,559
	—	—	—	—	—	—	2/27/2016	—	—	8,310	123,819
Farrokh K. Abadi	2/22/2006	5,000	—	—	16.85	2/22/2015	—	—	—	—	—
	2/22/2007	5,000	—	—	16.85	2/22/2015	—	—	—	—	—
	2/22/2008	5,000	—	—	16.85	2/22/2015	—	—	—	—	—
	4/01/2006	929	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2006	4,271	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2007	929	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2007	4,271	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2008	929	—	—	16.94	4/01/2015	—	—	—	—	—
	4/01/2008	4,271	—	—	16.94	4/01/2015	—	—	—	—	—
	2/17/2007	1,800	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2008	1,800	—	—	28.89	2/17/2016	—	—	—	—	—
	2/17/2009	1,800	—	—	28.89	2/17/2016	—	—	—	—	—
	4/04/2009	4,213	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	4,213	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2008	4,667	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2009	454	—	—	23.74	4/04/2017	—	—	—	—	—
	4/04/2010	453	—	—	23.74	4/04/2017	—	—	—	—	—
	3/03/2009	2,787	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2010	2,786	—	—	23.78	3/03/2018	—	—	—	—	—
	3/03/2011	2,786	—	—	23.78	3/03/2018	—	—	—	—	—
	2/12/2011	1,172	—	—	15.74	2/12/2020	—	—	—	—	—

	Option Awards						Stock Awards
Name (a)	Option Vest Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price $ (e)	Option Expiration Date (f)	Stock Award Vest Date(2)	Number of Shares or Units of Stock that have not Vested (#) (g)	Market Value of Shares or Units of Stock that have not Vested ($)(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(3) (j)
	2/12/2011	2,110	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2012	3,281	—	—	15.74	2/12/2020	—	—	—	—	—
	2/12/2013	3,281	—	—	15.74	2/12/2020	—	—	—	—	—
	2/17/2012	2,076	—	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2013	508	—	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2013	1,568	—	—	22.52	2/17/2021	—	—	—	—	—
	2/17/2014	2,075	—	—	22.52	2/17/2021	—	—	—	—	—
	2/22/2013	2,784	—	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2014	2,783	—	—	11.95	2/22/2022	—	—	—	—	—
	2/22/2015	—	2,783	—	11.95	2/22/2022	—	—	—	—	—
	2/27/2014	1,544	—	—	12.23	2/27/2023	—	—	—	—	—
	2/27/2015	—	1,543	—	12.23	2/27/2023	—	—	—	—	—
	2/27/2016	—	1,543	—	12.23	2/27/2023	—	—	—	—	—
	2/27/2015	—	3,218	—	14.88	2/27/2024	—	—	—	—	—
	2/27/2015	—	886	—	14.88	2/27/2024	—	—	—	—	—
	2/27/2016	—	4,103	—	14.88	2/27/2024	—	—	—	—	—
	2/27/2017	—	4,103	—	14.88	2/27/2024	—	—	—	—	—
	—	—	—	—	—	—	2/22/2015	813	10,455	—	—
	—	—	—	—	—	—	2/27/2015	1,847	23,752	—	—
	—	—	—	—	—	—	2/27/2016	1,847	23,752	—	—
	—	—	—	—	—	—	2/27/2017	1,846	23,740	—	—
	—	—	—	—	—	—	2/27/2015	—	—	2,080	31,741
	—	—	—	—	—	—	2/27/2016	—	—	7,380	109,962

(1)	This column sets forth the individual vesting dates for each tranche of stock options.

(2)	This column sets forth the individual vesting dates for each tranche of stock awards.

(3)	The market value of stock awards was determined by multiplying the number of unvested or unearned shares by the closing price of our common stock of $12.86 on December 28, 2014, as reported by the New York Stock Exchange.

(4)	All Performance shares vest at the end of the designated performance period contingent upon the achievement of the specified performance measure. For additional information regarding these awards see “Performance Shares” in the “Compensation Discussion and Analysis” section.

OPTION EXERCISES AND STOCK VESTED IN 2014

The following table provides information about restricted stock units that vested for the NEOs during fiscal year 2014:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Vesting (#) (b)	Value Realized on Exercise ($)(1) (c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(2) (e)
George Babich, Jr.	—	—	89,638	1,397,456
Jeffrey O. Richard	—	—	—	—
Farrokh K. Abadi	—	—	1,722	23,252
Per H. Levin	—	—	1,722	23,252
S. James Wrigley	—	—	1,935	26,128

(1)	The reported dollar value is the difference between the option exercise price and the closing price of the underlying shares on the date of exercise multiplied by the number of shares covered by the option.

(2)	The reported dollar value is based on the closing price on the date that the restricted stock unit vested multiplied by the number of units that vested.

NON-QUALIFIED DEFERRED COMPENSATION 2014

The Executive Deferred Compensation Plan allows certain executives to defer portions of their salary and bonus (up to 50% and 100%, respectively) into a deferred stock account. All deferrals in this plan are matched 25% by the Company. The match vests in thirds at each calendar year end for three years following the match. For executives over the age of 55 years old, the matching contribution vests immediately. The settlement of this deferred stock account is required by the Executive Deferred Compensation Plan to be made only in Company common stock. Distributions of vested amounts are made approximately six months after an employee leaves the Company.

The following table provides information regarding contributions, earnings and account balances for the NEOs in the Executive Deferred Compensation Plan for 2014:

Name (a)(4)	Executive Contributions in Last Fiscal Year ($)(1) (b)	Company Contributions in Last Fiscal Year ($)(2) (c)	Aggregate Earnings in Last Fiscal Year ($) (d)	Aggregate Withdrawals / Distributions ($) (e)	Aggregate Balance at Last Fiscal Year-End ($)(3) (f)
George Babich, Jr.	255,000	63,750	(109,265)	—	824,218
Jeffrey O. Richard	23,198	5,799	208	—	29,205
Farrokh K. Abadi	75,578	18,894	(88,288)	—	559,812
Per H. Levin	—	—	(191,026)	—	1,023,579
S. James Wrigley(4)	—	—	—	—	—

(1)	The contribution amounts reported represent deferrals of salary and bonus which were elected to be deferred into Company stock by the named executive. These amounts were earned during or prior to 2014, but the payments have been deferred and will be settled in Company stock at a future date. The amounts in this column are also included in the “Salary” and “Bonus” columns of the Summary Compensation Table.

(2)	The amounts reported represent a 25% company match on the compensation deferred by the named executive which will be settled in stock at a future date. This match vests one-third on December 31st for each of the subsequent two years with a third of the match vesting on December 31st on the year the match was contributed. For executives who are 55 years old or older, the match vests immediately. The match upon vesting will be settled in Company stock at a future date. The amounts in this column are also included in the Summary Compensation Table under “All Other Compensation.”

(3)	Of the total amounts shown in this column, the following amounts have been reported in the Summary Compensation Table in this proxy statement and prior years’ proxy statements: for Mr. Babich $142,548; for Mr. Levin $312,817; for Mr. Abadi $118,727; and for Mr. Richard $1,931. The total aggregate balances reported in this column for certain NEOs are less than the amounts that have been reported on the Summary Compensation Table due to the change in the Company’s stock price over the term of the executive deferred compensation plan and due to the amount and timing of NEO deferrals.

(4)	Mr. Wrigley does not participate in the Executive Deferred Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth our shares authorized for issuance under our equity compensation plan at December 28, 2014:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options		Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Total Equity compensation plans approved by shareholders	2,079,447	(1)	$17.13	2,625,011

(1)	Includes stock options and performance-based restricted stock units.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Each of the NEOs is eligible to receive severance and other benefits upon certain terminations of employment and, in some cases, in connection with a Change in Control of the Company. The following charts summarize the payments and benefits that each NEO would be eligible to receive upon certain terminations of employment, assuming the termination of employment or Change in Control occurred on December 28, 2014. No excise tax gross-ups are provided to any of our NEO’s.

Severance — Under Employment Agreement (Mr. Babich)

Pursuant to his employment agreement as in effect on December 28, 2014, Mr. Babich would have been eligible for severance benefits as described above under the heading “Employment Agreement with Mr. Babich”.

Severance — Termination of Employment without Cause or Resignation for Good Reason

NEO	# of Months Salary	% of Prior Year Bonus	Severance ($)(1)	Non-Equity Incentive Plan Compensation ($)(1)	Accelerated Vesting Of Stock Awards ($)(2)	Continued Benefit Plan Coverage ($)
George Babich, Jr.	24	200%	$1,700,000	$801,210	$1,370,591	$23,440
S. James Wrigley	24	0%	$913,682	$0	n.a.	$32,122
Jeffrey O. Richard	18	50%	$630,000	$68,229	n.a.	$27,377
Per H. Levin	24	0%	$771,394	$0	n.a.	$8,850
Farrokh K. Abadi	24	0%	$630,000	$0	n.a.	$36,502

(1)	Paid in accordance with the terms of (i) for Mr. Babich, his employment agreement entered into on February 8, 2013 and in effect on December 28, 2014 and (ii) for other NEOs our Termination Policy.

(2)	Equity award values were calculated for restricted stock units subject to accelerated vesting on December 28, 2014, at a price of $14.03 per share.

Severance — Following a Change of Control

NEO	# of Months Salary	% of Prior Year Bonus	Severance ($)(1)	Non-Equity Incentive Plan Compensation ($)(1)	Accelerated Vesting Of Stock Awards ($)(2)	Continued Benefit Plan Coverage ($)
George Babich, Jr.	30	200%	$2,125,000	$801,210	$1,370,591	$29,301
S. James Wrigley	36	0%	$1,370,524	$0	$311,262	$48,182
Jeffrey O. Richard	27	75%	$945,000	$102,343	$413,733	$41,065
Per H. Levin	36	0%	$1,157,091	$0	$112,377	$13,275
Farrokh K. Abadi	36	0%	$945,000	$0	$100,476	$54,754

(1)	Paid in accordance with the terms of (i) for Mr. Babich, his employment agreement entered into on February 8, 2013 and in effect on December 28, 2014 and (ii) for other NEOs our Termination Policy.

(2)	Equity award values were calculated for (i) restricted stock units and (ii) stock option awards subject to accelerated vesting on December 28, 2014, of $14.03 per share. The values above represent the difference between the $14.03 per share and the applicable exercise price of each grant.

Employment Agreements and Termination Policy with Named Executive Officers

Except for Mr. Richard, each NEO has an employment agreement with us which provides for severance upon certain terminations of employment; however, the severance each NEO may be entitled to under our Termination Policy generally exceeds the amount of severance each NEO may be entitled to under the NEOs employment agreement. Therefore, severance is generally paid to the NEOs pursuant to our Termination Policy rather than their individual employment agreements.

Each NEO (other than Mr. Babich) is covered by a Termination Policy for Executives which has been approved by the Board. The severance benefits under the Termination Policy are in excess of any severance the NEOs may be entitled to under their employment agreements, and therefore the benefits are paid under the Termination Policy. The Termination Policy provides that in the absence of “cause,” the Company may terminate an Executive’s employment upon thirty (30) days written notice. In such event, subject to certain non-compete and confidentiality provisions, Messrs. Abadi, Levin and Wrigley will be entitled to receive continued benefits and severance payments for twenty-four months. Mr. Richard will be entitled to receive continued benefits and severance payments for 18 months plus fifty percent of his prior years bonus.

If the executive is terminated or properly terminates employment pursuant to a Change in Control (as defined in the Termination Policy) the executive will be entitled to receive the following severance benefits:

—	Continued payments of base salary (as in effect immediately prior to termination) for a period of 1.5 times the severance payment period;

—	Any payment to which the executive may be entitled in accordance with the terms of any applicable Bonus Plan then existing;

—	Continued participation in the welfare benefit plans maintained by the Company for a period equal to 1.5 times the severance payment period; and

—	Accelerated vesting in any stock options or similar equity incentive rights previously granted.

Change in Control. Under the Termination Policy, a “Change in Control” occurs if (1) any person or group acquires the power to elect a majority of the board of directors, and does, in fact, elect such a majority; or (2) the shareholders of the Company approve a sale of all or substantially all of the Company’s assets.

Cause. The Termination Policy defines “cause” as (i) any willful and continued insubordination or the employee’s failure to perform his or her duties; (ii) dishonesty in the performance of duties; (iii) breach of certain covenants in the agreements relating to competition and confidentiality; (iv) entry of a judgment against the employee that prevents the employee from performing his or her duties or causes damage to the Company or its reputation; or (v)  conviction of a crime involving moral turpitude.

AUDIT COMMITTEE REPORT

The Audit Committee provides the following report with respect to the Company’s audited financial statements for the fiscal year ended December 28, 2014:

Management is responsible for the Company’s internal controls and the financial reporting process. The Company has an internal audit staff, which performs testing of internal controls and the financial reporting process. PricewaterhouseCoopers LLP (“PwC”), the Company’s independent auditors, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The Audit Committee has sole responsibility for selecting the Company’s independent auditors.

The Audit Committee has reviewed and discussed with management the Company’s fiscal 2014 audited financial statements. The Audit Committee has also discussed with PwC matters required to be discussed pursuant to Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16. The Audit Committee has received from PwC the letter and written disclosures required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with PwC its independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 28, 2014 be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2014 for filing with the SEC.

The foregoing report is submitted by:

R. Keith Elliott, Chairperson

William S. Antle, III

Marc T. Giles

Jack W. Partridge

The foregoing Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

Aggregate fees, including out-of-pocket expenses, for professional services provided by PwC for the fiscal year, irrespective of the period in which the services are rendered or billed, in connection with its audit of the Company’s consolidated financial statements for the year ended December 28, 2014, statutory audits, and its reviews of the Company’s unaudited condensed consolidated interim financial statements were $2,692,900. For the year ended December 29, 2013, the amount related to such services was $2,581,000.

Audit-Related Fees

The Company did not engage PwC for audit-related services in either of its last two fiscal years.

Tax Fees

Aggregate fees for Tax consulting services rendered in the fiscal year by PwC amounted to $3,000 during fiscal 2014 and $11,000 during fiscal 2013.

All Other Fees

Aggregate fees for other services rendered in the fiscal year by PwC amounted to $1,800 during fiscal 2014 and $2,000 during fiscal 2013.

Pre-Approval Procedures

The Audit Committee pre-approves all audit and permissible non-audit services provided by PwC. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by PwC. Under the policy, pre-approval is generally provided for 12 months unless the Audit Committee specifically provides for a different period, and any pre-approval must be detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also approve particular services on a case-by-case basis. For each proposed service, PwC must provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting. The Audit Committee may not delegate to management its responsibilities to pre-approve services performed by PwC. All of the fees discussed in the sections above, entitled Audit-Related Fees, Tax Fees, and All Other Fees, were pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table sets forth certain information respecting the holdings of the parties who were known to the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company as of April 15, 2015. The parties named below have sole voting power and sole investment power with respect to the shares indicated as beneficially owned, except where otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
BlackRock, Inc.(1)	3,785,994	9.1%
40 East 52nd Street New York, NY 10022
Shapiro Capital Management LLC(2)	3,691,040	8.82%
3060 Peachtree Road, Suite 1555 N.W. Atlanta, GA 30305
Earnest Partners LLC(3)	2,915,944	7%
1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309
The Vanguard Group(4)	2,758,792	6.60%
100 Vanguard Boulevard Malvern, PA 19355
Dimensional Fund Advisors, LP(5)	2,401,265	5.75%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Parnassus Investments(6)	2,177,709	5.21%
1 Market Street Suite 1600 San Francisco, CA 94105

(1)	This information is based on a Schedule 13G filed with the SEC on January 1, 2015 filed by BlackRock, Inc. In the Schedule 13G it is reporting sole voting power over 3,678,276 shares, and sole dispositive power over 3,785,994 shares.

(2)	This information is based on a Schedule 13G filed with the SEC on April 10, 2015 filed by Shapiro Capital Management LLC. In the Schedule 13G it is reporting sole voting power over 3,348,453 shares, shared voting power over 342,587 shares and sole dispositive power over 3,691,040 shares.

(3)	This information is based on a Schedule 13G filed with the SEC on February 17, 2015 filed by Earnest Partners, LLC. In the Schedule 13G it is reporting sole voting power over 1,070,135 shares, shared voting power over 345,433 shares and sole dispositive power over 2,915,944 shares.

(4)	This information is based on a Schedule 13G filed with the SEC on February 11, 2015 filed by The Vanguard Group. In the Schedule 13G it is reporting sole voting power over 61,820 shares, shared dispositive power over 56,520 shares and sole dispositive power over 2,702,272 shares

(5)	This information is based on a Schedule 13G filed with the SEC on February 5, 2015 filed by Dimensional Fund Advisors LP. In the Schedule 13G it is reporting sole voting power over 2,247,039 shares, and sole dispositive power over 2,401,265.

(6)	This information is based on a Schedule 13G filed with the SEC on February 12, 2015 filed by Parnassus Investments. In the Schedule 13G it is reporting sole voting power over 2,177,709 shares, and sole dispositive power over 2,177,709 shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table shows the number of shares of Checkpoint Common Stock owned by each director, the Company’s Chief Executive Officer, and the other named executive officers and the executive officers and directors as a group as of April 15, 2015. Each person named below has sole voting power and sole investment power with respect to the shares indicated as beneficially owned, unless otherwise stated. The total number of shares outstanding as of April 15, 2015 was 42,068,671.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Common Stock
William S. Antle, III(3)	202,975	0.48%
Stephen N. David(4)	53,545	0.13%
Harald Einsmann(5)	154,619	0.37%
R. Keith Elliott(6)	119,543	0.28%
Julie S. England(7)	47,115	0.11%
Marc T. Giles(8)	30,778	0.07%
Jack W. Partridge(9)	106,253	0.25%
Sally Pearson(10)	97,059	0.23%
George Babich, Jr.(11)	461,188	1.09%
Farrokh K. Abadi(12)	121,098	0.29%
Per H. Levin(13)	191,560	0.46%
Jeffrey O. Richard(14)	18,114	0.04%
S. James Wrigley(15)	89,942	0.21%

All Directors and Executive Officers as a Group (18 persons)(16)	1,789,113	4.25%

(1)	Unissued shares subject to options exercisable by a particular beneficial owner within 60 days of April 15, 2015, are deemed to be outstanding for the purpose of calculating the percent of Common Stock beneficially owned by such beneficial owner.

(2)	Phantom stock units are convertible into Common Stock pursuant to the deferral provisions of the Deferred Compensation Plan. The units do not have voting rights and are convertible into Common Shares upon termination of the individual.

(3)	Includes options to purchase 12,000 shares of Common Stock, 82,253 Restricted Stock Units and 80,400 Phantom Stock Units.

(4)	Includes options to purchase 10,000 shares of Common Stock, 18,278 Restricted Stock Units and 15,267 Phantom Stock Units.

(5)	Includes options to purchase 12,000 shares of Common Stock, 82,253 Restricted Stock Units and 15,366 Phantom Stock Units.

(6)	Includes options to purchase 12,000 shares of Common Stock, 82,253 Restricted Stock Units and 24,995 Phantom Stock Units.

(7)	Includes options to purchase 10,000 shares of Common Stock and 26,414 Restricted Stock Units and 3,701 Phantom Stock Units.

(8)	Includes options to purchase 10,000 shares of Common Stock and 18,278 Restricted Stock Units.

(9)	Includes options to purchase 12,000 shares of Common Stock and 82,253 Restricted Stock Units.

(10)	Includes options to purchase 12,000 shares of Common Stock, 45,696 Restricted Stock Units and 17,198 Phantom Stock Units.

(11)	Includes options to purchase 150,514 shares of Common Stock, 54,835 non-employee director Phantom Shares and 66,943 Executive Phantom Stock Units.

(12)	Includes options to purchase 59,371 shares of Common Stock, 166 shares that are held by the custodian of the ESPP and 46,354 Executive Phantom Stock Units.

(13)	Includes options to purchase 66,354 shares of Common Stock and 83,134 Executive Phantom Stock Units.

(14)	Includes options to purchase 6,364 shares of Common Stock and 2,372 Executive Phantom Stock Units.

(15)	Includes options to purchase 69,743 shares of Common Stock.

(16)	Includes 10,096 shares that are held by the custodian of the ESPP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and certain persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms, we believe that all required Section 16(a) reports during the fiscal year ended December 28, 2014, were timely filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We review all relationships and transactions between the Company and its subsidiaries and related persons to determine whether such persons have a direct or indirect material interest. Related persons include any director, nominee for director, officer, beneficial owners of more than five percent of any class of our voting securities, or immediate family members of any of the foregoing persons. Although we do not have a written policy governing such transactions, the Company’s legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As part of this process, and pursuant to our Audit Committee’s charter, the Audit Committee reviews our policies and procedures with respect to related person transactions. These policies and procedures have been communicated to, and are periodically reviewed with, our directors and executive officers, and the Audit Committee documents in its minutes any actions that it takes with respect to such matters. Under SEC rules, transactions that are determined to be directly or indirectly material to the Company, its subsidiaries or a related person are required to be disclosed in the Company’s Proxy Statement. In the course of reviewing a related party transaction, the Company considers (a) the nature of the related person’s interest in the transaction, (b) the material terms of the transaction, (c) the importance of the transaction to the related person and the Company or its subsidiaries, (d) whether the transaction would impair the judgment of a director or officer to act in the best interest of the Company, and (e) any other matters deemed appropriate.

Based on the information available to us and provided to us by our directors and officers, we do not believe that there were any related person transactions requiring disclosure under Item 404(a) of Regulation S-K in effect since December 30, 2013, or any such transactions proposed to be entered into during 2015.

SUBMISSION OF PROPOSALS FOR THE 2016 ANNUAL MEETING

Shareholders of the Company are entitled to submit proposals on matters appropriate for shareholder action consistent with regulations of the SEC and the Company’s By-Laws. If the date of the 2016 Annual Meeting of Shareholders is advanced or delayed more than 30 days from June 3, 2016, shareholder proposals intended to be included in the proxy statement for the 2016 Annual Meeting must be received by the Company within a reasonable time before the Company begins to print and mail its proxy materials for the 2016 Annual Meeting. Upon any determination that the date of the 2016 Annual Meeting will be advanced or delayed by more than 30 days from the anniversary of the date of the 2015 Annual Meeting, the Company will disclose the change in the earliest practicable Quarterly Report on Form 10-Q. Should a shareholder wish to submit a proposal for inclusion in the proxy statement for the Company’s 2016 Annual Meeting, the proposal must be received at the Company’s offices no later than December 29, 2015, which is 120 days prior to the anniversary of the date this proxy statement was mailed to shareholders.

In addition, with regard to director nominations and other proposals by stockholders for the Company’s 2016 Annual Meeting, that are not intended to be included in our proxy materials, our By-laws require that, in order to be considered timely, a shareholder notice must be received by the Company no earlier than February 4, 2016 nor later than March 5, 2016. If the shareholder notice is not timely received, the Company (through management proxy holders) may exercise discretionary voting authority when the proposal is raised at the Annual Meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after June 3, 2016 (the one year anniversary of the annual meeting date), in order to be timely, the shareholder notice must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. All shareholder proposals and notices should be directed to the Secretary of the Company at Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086.

COST OF SOLICITATION

Checkpoint pays the cost of preparing, assembling and mailing this proxy-soliciting material. Checkpoint pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. The Company is not using an outside proxy solicitation firm this year. In addition to the mailing of the notices and these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

HOUSEHOLDING

The SEC permits companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as “householding,” should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company is not householding materials for our shareholders in connection with the Annual Meeting; however, the Company has been informed that certain intermediaries will household proxy materials unless the Company has received contrary instructions from one or more of the security holders.

If you wish to have only one annual report and proxy statement delivered to your address you can:

—

Contact us by calling 866-641-5531 or by writing to Checkpoint Systems, Inc. 101 Wolf Drive, Thorofare, New Jersey 08086, Attention: Corporate Secretary, to request a single copy of the annual report and proxy statement for the Annual Meeting and for future meetings.

—	Request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another shareholder.

ANNUAL REPORT ON FORM 10-K

The Company will provide, without charge, a copy of the 2014 Annual Report on Form 10-K and Proxy Statement as filed with the SEC, upon written request to the Corporate Secretary of the Company at 101 Wolf Drive, Thorofare, New Jersey 08086.

The 2014 Annual Report on Form 10-K and Proxy Statement can be accessed via our Internet website at www.checkpointsystems.com. Investors can also obtain copies of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after the Company has filed such materials with, or furnished them to, the SEC.

The Company has posted the Code of Ethics, the Governance Guidelines and each of the Committee Charters on its website at www.checkpointsystems.com, and will post on its website any amendments to, or waivers from those documents. The foregoing information will also be available in print upon request.

OTHER BUSINESS

The Board knows of no other business for consideration at the Annual Meeting. If any matters not specifically set forth on the proxy card and in this Proxy Statement properly come before the Annual Meeting, the persons named in the enclosed proxy will vote or otherwise act, on your behalf, in accordance with their reasonable business judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Bryan T. R. Rowland

Vice President, General Counsel and Corporate Secretary

APPENDIX A

CHECKPOINT SYSTEMS, INC.

2015 INCENTIVE AWARD PLAN

1. PURPOSE.

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. Capitalized terms used in the Plan are defined in Section 11.

2. ELIGIBILITY.

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.

3. ADMINISTRATION AND DELEGATION.

(a) Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan and adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.

(b) Appointment of Committees. To the extent Applicable Laws permit, the Board may delegate any or all of its powers under the Plan to one or more Committees. The Board may abolish any Committee or re-vest in itself any previously delegated authority at any time.

4. STOCK AVAILABLE FOR AWARDS.

(a) Number of Shares. Subject to adjustment under Section 8 and the terms of this Section 4, Awards may be made under the Plan covering up to the Overall Share Limit. As of the Plan’s effective date under Section 10(c), the Company will cease granting awards under the Prior Plans; however, Prior Plan Awards will remain subject to the terms of the applicable Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

(b) Share Recycling. Except as provided in subsection (c) below, if all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award for less than Fair Market Value or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan.

(c) Limitation on Share Recycling. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under this Section 4(a) and shall not be available for future grants of Awards:

(i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option;

(ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award;

(iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and

(iv) Shares purchased on the open market with the cash proceeds from the exercise of Options.

(d) Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 3,877,777 Shares may be issued pursuant to the exercise of Incentive Stock Options, and no Shares may again be optioned, granted or awarded if it would cause an Incentive Stock Option not to qualify as an Incentive Stock Option.

(e) Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit, except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan.

(f) Individual Award Limitations. Notwithstanding any provision in the Plan to the contrary, and subject to adjustment as provided in Section 8, the maximum aggregate number of Shares with respect to one or more Awards denominated in Shares that may be granted to any one person during any fiscal year of the Company shall be 1,000,000 and the maximum aggregate amount of cash that may be paid in cash to any one person during any fiscal year of the Company with respect to one or more Awards payable in cash and not denominated in Shares shall be $5,000,000.

(g) Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan, the maximum aggregate grant date fair value of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $500,000.

5. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including Section 9(i) with respect to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations of the Plan or as the Administrator may impose.

(b) Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right.

(c) Duration of Options. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years.

(d) Exercise; Notification of Disposition. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5(e)for the number of Shares for which the Award is exercised and (ii) as specified in Section 9(e) for any applicable withholding taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a share of Common Stock.

(e) Payment Upon Exercise. The exercise price of an Option must be paid in cash or by check payable to the order of the Company or, subject to Section 10(h), any Company insider trading policy (including blackout periods) and Applicable Laws, by:

(i) if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

(ii) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value, provided (A) such payment method is then permitted under Applicable Laws, (B) such Shares, if acquired directly from the Company, were owned by the Participant for a minimum time period that the Company may establish and (C) such Shares are not subject to repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(iii) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(iv) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or

(v) any combination of the above permitted payment forms (including cash or check).

6. RESTRICTED STOCK; RESTRICTED STOCK UNITS.

(a) General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such shares if issued at no cost) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

(b) Restricted Stock.

(i) Dividends. Participants holding shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the performance-based vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.

(ii) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

(c) Restricted Stock Units.

(i) Settlement. When a Restricted Stock Unit vests, the Participant will be entitled to receive from the Company one Share, an amount of cash or other property equal to the Fair Market Value of one Share on the settlement date or a combination of both, as the Administrator determines and as provided in the Award Agreement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.

(ii) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

(iii) Dividend Equivalents. If the Administrator provides, a grant of Restricted Stock Units may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Restricted Stock Units with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award of Restricted Stock Units with performance-based vesting that are based on dividends paid prior to the satisfaction of the applicable performance conditions shall only be paid out to the Participant to the extent that the performance-based vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator.

7. OTHER STOCK OR CASH BASED AWARDS.

Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other period or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to the conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement.

8. ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS.

(a) In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Section 8, the Administrator will equitably adjust each outstanding Award as it deems appropriate to effect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8(a) will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

(b) In the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award, then the Administrator may, in such manner as it may deem equitable, adjust any or all of:

(i) the number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in

Section 4 hereof on the maximum number and kind of shares which may be issued and specifically including for the avoidance of doubt adjustments to the individual award limitation set forth in Section 4(f));

(ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards;

(iii) the grant or exercise price with respect to any Award; and

(iv) the terms and conditions of any Awards (including, without limitation, any applicable financial or other performance “targets” specified in an Award Agreement).

(c) In the event of any transaction or event described in Section 8(b) hereof (including without limitation any Change in Control) or any unusual or nonrecurring transaction or event affecting the Company or the financial statements of the Company, or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:

(i) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the vested portion of such Award may be terminated without payment;

(ii) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(iii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iv) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards which may be granted in the future;

(v) To replace such Award with other rights or property selected by the Administrator; and/or

(vi) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

(d) Notwithstanding Section 8(b) or 8(c) above, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (i) the Company, or (ii) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service prior to the Change in Control, then immediately before the Change in Control such Awards will become fully vested, exercisable and payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards will lapse. Such Awards will be canceled upon the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock, which (A) may be on such terms and conditions generally applicable to holders of Common Stock under the Change in Control documents (including any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (B) is determined based on the number of Shares subject to such Awards and net of any applicable exercise price; provided that if any Awards constitute “nonqualified deferred compensation” not payable upon the Change in Control without the imposition of taxes under Section 409A, the timing of such payments will be governed by the Award Agreement (subject to any deferred consideration provisions under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award upon the Change in Control is zero or less, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.

(e) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to sixty days before or after such transaction.

(f) Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8(a) above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Section 8.

(g) No action shall be taken under this Section 8 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

9. GENERAL PROVISIONS APPLICABLE TO AWARDS.

(a) Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise, in accordance with Applicable Laws (and subject to the applicable requirements for Shares underlying Awards to be registered on Form S-8 under the Securities Act), Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a DRO, and, during the life of the Participant, will be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves under Applicable Laws.

(b) Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c) Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

(d) Termination of Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.

(e) Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. Except as the Company otherwise determines, all such payments will be made in cash or by check, payable to the order of the Company, except as the Administrator may otherwise determine. Notwithstanding the foregoing, Participants may satisfy such tax obligations (i) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares retained from the Award creating the tax obligation, valued at their Fair Market Value, and (ii) if there is a public market for Shares at the time the tax obligations are satisfied (A) delivery (including telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding. The Company may, to the extent Applicable Laws permit, deduct an amount sufficient to satisfy such tax obligations from any payment of any kind otherwise due to a Participant.

(f) Amendment of Award. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the change is permitted under Section 8 or pursuant to 10(f).

(g) Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

(h) Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

(i) Additional Terms of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of its present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person qualifying as a Greater Than 10% Stockholder may be granted an Incentive Stock Option, unless such Incentive Stock Option conforms to Section 422 of the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. The Administrator may modify an Incentive Stock Option with the holder’s consent to disqualify such Option as an Incentive Stock Option. All Options intended to qualify as Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired from the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, (i) if an Option (or any part thereof) intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (ii) for the Administrator’s actions or omissions that cause an Option not to qualify as an Incentive Stock Option, including the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to qualify as an Incentive Stock Option. Any Option that is intended to qualify as an Incentive Stock Option, but fails to qualify for any reason, including the portion of any Option becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.

(j) Prohibition on Repricing. Subject to Section 8, the Administrator shall not, without the approval of the stockholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 8, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

10. MISCELLANEOUS.

(a) No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement.

(b) No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require , the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.

(c) Effective Date and Term of Plan. The Plan will become effective on the date it is adopted by the Board and approved by the Company’s stockholders. No Awards may be granted under the Plan after ten years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, (i) it will not become effective, (ii) no Awards shall be granted thereunder, and (iii) the Prior Plans will continue in full force and effect in accordance with their terms. Upon the approval of the Plan by the Company’s stockholders, any awards outstanding under the Prior Plans as of the date of such approval shall remain outstanding and, if applicable, exercisable pursuant to the terms of such individual grants and the Prior Plans.

(d) Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.

(e) Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

(f) Section 409A.

(i) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to

(A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10(f) or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant, “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(ii) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(iii) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(g) Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.

(h) Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.

(i) Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10(i) in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 10(i). For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

(j) Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

(k) Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.

(l) Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the Commonwealth of Pennsylvania.

(m) Claw-back Provisions. All Awards (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to any Company claw-back policy implemented to the comply with Applicable Laws, including any claw-back policy adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, as set forth in such claw-back policy or the Award Agreement.

(n) Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

(o) Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.

(p) Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.

(q) Section 162(m). The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as “performance based compensation” within the meaning of Code Section 162(m) (“Performance-Based Compensation”). For the avoidance of doubt, nothing herein shall require the Committee to structure any awards in a manner intended to constitute Performance-Based Compensation and the Administrator shall be free, in its sole discretion, to grant Awards that are not intended to be Performance-Based Compensation. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in

Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan and the applicable Program and Award Agreement shall be deemed amended to the extent necessary to conform to such requirements. In addition, Awards of Restricted Stock, Restricted Stock Units and Other Stock or Cash Based Awards that are intended to qualify as Performance-Based Compensation shall be subject to the following provisions, which shall control over any conflicting provision in the Plan or any Award Agreement:

(i) To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate the Participant to receive such Award (b) select the Performance Criteria applicable to the performance period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each covered employee for such Performance Period.

(ii) Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

(iii) Unless otherwise specified by the Committee at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

(iv) No adjustment or action described in Section 8 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify.

11. DEFINITIONS. AS USED IN THE PLAN, THE FOLLOWING WORDS AND PHRASES WILL HAVE THE FOLLOWING MEANINGS:

(a) “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

(b) “Applicable Accounting Standards” means the U.S. Generally Accepted Accounting Principles, International Financial Reporting Standards or other accounting principles or standards applicable to the Company’s financial statements under U.S. federal securities laws.

(c) “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.

(d) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units or Other Stock or Cash Based Awards.

(e) “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

(f) “Board” means the Board of Directors of the Company.

(g) “Change in Control” means (i) the Company’s merger or consolidation with or into any other corporation, entity or person, (ii) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets, or (iii) any other transaction, including the Company’s sale of new shares of its capital stock or a transfer of existing shares of its capital stock, which causes a third party not affiliated with the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately before such transaction to acquire or hold capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events will not constitute a “Change in Control”: (A) a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the Company’s voting securities immediately before the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation; (B) a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to a Company affiliate; (C) an initial public offering of any of the Company’s securities; (D) a reincorporation of the Company solely to change its jurisdiction; or (E) a transaction primarily undertaken to create a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction. Notwithstanding the foregoing, if a Change in Control would trigger a payment or settlement event for any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) to trigger the payment or settlement event for such Award, to the extent required by Section 409A.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(i) “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. To the extent an Award is intended to qualify as “performance based compensation” within the meaning of Code Section 162(m), it is intended that each member of the Committee will be an “outside director” within the meaning of Code Section 162(m).

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means Checkpoint Systems, Inc., a Pennsylvania corporation, or any successor.

(l) “Consultant” means any person, including any adviser, engaged by the Company or its parent or Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

(m) “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.

(n) “Director” means a Board member.

(o) “Disability” means a permanent and total disability under Section 22(e)(3) of the Code, as amended.

(p) “Dividend Equivalents” means a right granted to a Participant under Section 6(c)(iii)to receive the equivalent value (in cash or Shares) of dividends paid on Shares.

(q) “DRO” means a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

(r) “Employee” means any employee of the Company or its Subsidiaries.

(s) “Equity Restructuring” means, as the Administrator determines, a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, affecting the Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causing a change in the per share value of the Common Stock underlying outstanding Awards.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, the average of the high and low sales prices for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the first market trading day immediately before such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the last sales price on such date, or if no sales occurred on such date, then on the date immediately before such date on which sales prices are reported, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.

(v) “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiary or parent corporation, as defined in Section 424(e) and (f) of the Code, respectively.

(w) “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

(x) “Non-Qualified Stock Option” means an Option not intended or not qualifying as an Incentive Stock Option.

(y) “Option” means an option to purchase Shares.

(z) “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

(aa) “Overall Share Limit” means 3,877,777 Shares minus the number of Shares, if any, subject to awards granted under the Prior Plan after December 28, 2014.

(bb) “Participant” means a Service Provider who has been granted an Award.

(cc) “Performance Criteria” means mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the individual criteria listed below. For Awards of Restricted Stock, Restricted Stock Units and Other Stock or Cash Based Awards that are intended to qualify as “performance based compensation” within the meaning of Code Section 162(m), the Performance Criteria shall be determined as follows

(i) The Performance Criteria used to establish Performance Goals are limited to the following: (i) net earnings or losses (either before or after one or more of (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes) or adjusted net income; (iv) profits (including but not limited to gross profits, profit growth, net operation profit or economic profit) or profit return ratios, (v) budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); (vi) cash flow (including operating cash flow and free cash flow or cash flow return on capital); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share; (xviii) price per share or dividends per share (or appreciation in or maintenance of such price or dividends); (xix) regulatory achievements or compliance; (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value or economic valued added models, (xxiii) division, group or corporate financial goals, (xxiv) attainment of strategic and operational initiatives, (xxv) customer satisfaction/growth, (xxvi) customer service, (xxvii) employee satisfaction, (xxviii) recruitment and maintenance of personnel, (xxix) human resources management, (xxx) supervision of litigation and other legal matters, (xxxi) strategic partnerships and transactions, (xxxii) financial ratios (including those measuring liquidity, activity, profitability or leverage), (xxxiii) debt levels or reductions, (xxxiv) sales-related goals, (xxxv) financing and other capital raising transactions, (xxxvi) year-end cash, (xxxvii) acquisition activity, (xxxviii) investment sourcing activity, and (xxxix) marketing initiatives any of which may be measured in absolute terms or as compared to any incremental increase or decrease, peer group results, or market performance indicators or indices.

(ii) The Administrator may, in its sole discretion, but within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges or other non-cash charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; or (xx) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

(dd) “Performance Goals” shall mean, for a Performance Period, one or more goals established by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual.

(ee) “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

(ff) “Plan” means this 2015 Incentive Award Plan.

(gg) “Prior Plans” means, collectively, the Checkpoint Systems, Inc. Amended and Restated 2004 Omnibus Incentive Compensation Plan and any prior equity incentive plans of the Company or its predecessor.

(hh) “Prior Plan Award” means an award outstanding under the Prior Plans as of the Plan’s effective date in Section 10(c).

(ii) “Publicly Listed Company” means that the Company or its successor (i) is required to file periodic reports under Section 12 of the Exchange Act and (ii) the Common Stock is listed on one or more National Securities Exchanges (within the meaning of the Exchange Act) or is quoted on NASDAQ or a successor quotation system.

(jj) “Restricted Stock” means Shares awarded to a Participant under Section 6 subject to certain vesting conditions and other restrictions.

(kk) “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one share of Common Stock or an amount in cash or other consideration determined by the Administrator to be of equal value as of such payment date, subject to certain vesting conditions and other restrictions.

(ll) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

(mm) “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.

(nn) “Securities Act” means the Securities Act of 1933, as amended.

(oo) “Service Provider” means an Employee, Consultant or Director.

(pp) “Shares” means shares of Common Stock.

(qq) “Stock Appreciation Right” means a stock appreciation right granted under Section 5.

(rr) “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

(ss) “Termination of Service” means the date the Participant ceases to be a Service Provider.

* * *

APPENDIX B

CHECKPOINT SYSTEMS, INC. 2015

EMPLOYEE STOCK PURCHASE PLAN

Purpose. The purpose of the Plan is to provide employees of the Company and Subsidiaries with an opportunity to purchase common stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

Definitions. As used herein, the terms set forth below have the meanings assigned to them in this Section 2 and shall include the plural as well as the singular.

Administrator means the brokerage firm or financial institution (if any) retained to perform administrative services described in Section 10(b).

Board of Directors or Board means the board of directors of Checkpoint Systems, Inc.

Business Day shall mean a day on which the New York Stock Exchange (“NYSE”) is open for trading.

Brokerage Account means the account in which the Deposited Shares are held.

Code means the Internal Revenue Code of 1986, as amended.

Committee means the committee that administers the Plan and which is appointed pursuant to Section 10.

Company means Checkpoint Systems, Inc., a Pennsylvania corporation or, where required by the context, any participating Subsidiary.

Compensation means a Participant’s cash pay while a Participant in the Plan as determined by the Committee, including salary or hourly base pay, overtime, bonuses and commissions; but excluding stock option awards or stock grants and other forms of compensation as determined by the Committee.

Deposited Shares means the Shares that have been purchased for or issued on behalf of a Participant pursuant to the exercise of Options under the Plan and which are held for the Participant in a Brokerage Account.

Effective Date means March 26, 2015.

Employee means any individual who is an employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

Enrollment Date means the first Business Day of each Offering Period or such other date as shall be reasonably determined by the Committee.

Enrollment Period means a period of time prior to an Enrollment Date, as designated by the Committee.

Exercise Date means the last Business Day of each Offering Period.

Fair Market Value means the closing price for Shares as recorded by the NYSE as reported in the Wall Street Journal on the relevant valuation date or if no closing price has been recorded on such date on the preceding day on which a closing price was recorded; or, if the Shares are no longer listed on the NYSE, as reported on such other exchange on which the Shares are listed; or if the Shares are no longer listed on an exchange, then such price as determined by the Committee in accordance with the requirements of Section 423 of the Code.

NYSE means the New York Stock Exchange.

Offering Period means every six (6) month period beginning each October 1 and April 1 following the Effective Date, or such other period designated by the Committee following the Effective Date.

Option means an option granted under this Plan that will entitle a Participant to purchase Shares.

Participant means an Employee who satisfies the requirements of Sections 3 and 5 of the Plan.

Plan means the Checkpoint Systems, Inc. 2015 Employee Stock Purchase Plan, as set forth herein and as may be amended from time to time.

Purchase Account means the account used to purchase Shares through the exercise of Options under the Plan.

Purchase Date means the first Business Day immediately following the last Business Day of each Offering Period, or such other date as shall be established by the Committee.

Purchase Price means an amount equal to 85% of the Fair Market Value of a Share on the Enrollment Date or on the Exercise Date, whichever is lower.

Purchased Shares means the full Shares purchased or issued pursuant to the exercise of Options under the Plan.

Reserves mean the number of Shares covered by each option under the Plan which have not yet been exercised and the number of Shares which have been authorized for issuance under the Plan but not yet placed under option.

Shares means the common stock of the Company, as traded on the NYSE or on such other exchange as the Shares shall be listed, or if no longer listed then the common stock last listed on any exchange.

Subsidiary means a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

Eligibility. Only Employees of the Company and its Subsidiaries which have adopted the Plan shall be eligible to be granted Options under the Plan.

Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan if (i) immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

Offering Periods. Shares will be purchased on behalf of Participants in the Plan every Purchase Date using payroll deductions that have accumulated during the preceding Offering Period.

Participation.

An Employee shall be eligible to participate on the first Enrollment Date that occurs after such Employee’s first day of employment; provided, that such Employee properly completes and submits an election form by the deadline prescribed by the Committee. An Employee who does not become a Participant on the first Enrollment Date on which he or she is eligible may thereafter become a Participant on any subsequent Enrollment Date by properly completing and submitting an election form by the deadline prescribed by the Committee.

Payroll deductions for a Participant shall commence on the first payroll date following the Enrollment Date and shall end on the last payroll date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 11 hereof.

Payroll Deductions.

During each Enrollment Period, a Participant may elect to have payroll deductions made during the Offering Period associated with that Enrollment Period from his or her Compensation, in an amount equal to not less than 1% up to a maximum of 25% (or such greater amount as the Committee may establish from time to time). The amount of such payroll deductions shall be in whole percentages (for example, 3%, 12%, 22%). All payroll deductions made by a Participant shall be credited to his or her Purchase Account. A Participant may not make any additional payments into his or her Purchase Account.

Subject to Section 11, during each Enrollment Period a Participant may change or terminate his or her election under subsection (a) above by properly completing and submitting a change in election form in accordance with the procedures prescribed by the Committee. The change in an amount shall be effective as of the next Enrollment Date following the date of filing of the change in election form, if the documents are properly completed and submitted in accordance with the procedures set forth by the Committee.

Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period. Payroll deductions shall recommence at the rate provided in such Participant’s election form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11 hereof.

Grant of Option. On the Enrollment Date of each Offering Period, each Participant in such Offering Period shall be granted an option to purchase on the Purchase Date a number of Shares determined by dividing such Participant’s payroll deductions accumulated during the Offering Period prior to such Purchase Date and retained in the Participant’s Purchase Account as of the Purchase Date by the applicable Purchase Price; provided, however, that such purchase shall be subject to the limitations set forth in Section 3 and 14.

Exercise of Option. A Participant’s option for the purchase of Shares shall be exercised automatically on the Exercise Date, and the maximum number of full Shares subject to option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Purchase Account. No fractional Shares shall be purchased; any payroll deductions accumulated in a Participant’s Purchase Account which are not sufficient to purchase a full Share shall be retained in the Purchase Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11 hereof. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

Approval by Shareholders. The Plan will be submitted for the approval of the Company’s shareholders and shall terminate automatically if not approved by the shareholders as set forth in Section 18(c).

Administration.

Powers and Duties of Committee. The Plan shall be administered, in accordance with the provisions hereof, by a duly authorized committee the members of which shall be appointed by the Board of Directors (the “Committee”). Subject to the provisions of the Plan and Section 423 of the Code, the Committee shall have the discretionary authority to determine the time and frequency of granting Options, the terms and conditions of the Options and the number of Shares subject to each Option. The Committee shall also have the discretionary authority to do everything necessary and appropriate to administer the Plan, including, without limitation, interpreting the provisions of the Plan (but any such interpretation shall not be inconsistent with the provisions of Section 423 of the Code). All actions, decisions and determinations of, and interpretations by the Committee with respect to the Plan shall be final and binding upon all Participants and upon their executors, administrators, personal representatives, heirs and legatees. No member of the Board of Directors or the Committee shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any Option granted hereunder.

Administrator. The Company, Board or the Committee may engage the services of a brokerage firm or financial institution (the “Administrator”) to perform certain ministerial and procedural duties under the Plan including, but not limited to, mailing and receiving notices contemplated under the Plan, determining the number of Purchased Shares for each Participant, maintaining or causing to be maintained the Purchase Account and the Brokerage Account, disbursing funds maintained in the Purchase Account or proceeds from the sale of Shares through the Brokerage Account, and filing with the appropriate tax authorities proper tax returns and forms (including information returns) and providing to each Participant statements as required by law or regulation. In the absence of such engagement, the Corporate Human Resources Department shall be the Administrator.

Indemnification. Each person who is or shall have been (a) a member of the Board, (b) a member of a committee appointed by the Board, or (c) an officer of the Company (or agent who is an employee of the Company) to whom authority was delegated in relation to this Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability or expense is a result of his or her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s certificate of incorporation or bylaws, any contract with the Company, as a matter of law, or otherwise, or of any power that the Company may have to indemnify them or hold them harmless.

Withdrawal. A Participant may withdraw from the Plan by contacting the Administrator in accordance with applicable procedures. Any payroll deductions credited to the Participant’s Purchase Account prior to the effective date of the Participant’s withdrawal from the Plan will be distributed to the Participant as soon as administratively practicable. Pursuant to Section 13 below, any such distribution shall not include interest or earnings of any kind. No further payroll deductions for the purchase of Shares will be made during the Offering Period or subsequent Offering Periods, unless the Participant properly completes and submits an election form for such subsequent periods. A Participant’s withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan that may hereafter be adopted by the Company.

Termination of Employment. Upon termination of the Participant’s employment prior to the Exercise Date of an Offering Period for any reason, whether voluntary or involuntary, including retirement or death, the payroll deductions credited to his or her Purchase Account will be returned to him or her or, in the case of the Participant’s death, to the person or persons entitled thereto under Section 15, and his or her Option will be automatically terminated.

Interest. No interest shall accrue on the payroll deductions of a Participant in the Plan.

Stock.

Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of Shares which shall be made available for sale under the Plan shall be 600,000 Shares. If, on a given Exercise Date, the number of Shares with respect to which Options are to be exercised exceeds the number of Shares then available under the Plan, the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

A Participant shall have no interest in or voting rights with respect to Shares covered by his or her Option until such Option has been exercised.

Designation of Beneficiary. A Participant may designate a beneficiary who is to receive any Shares and payroll deductions, if any, from the Participant’s accounts under the Plan in the event of such Participant’s death. If the Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such a designation to be effective. Beneficiary designations shall be made in accordance with procedures prescribed by the Committee.

Assignability of Options. Neither payroll deductions credited to a Participant’s Purchase Account nor any rights with regard to the exercise of an Option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from an Offering Period in accordance with Section 11 hereof.

Adjustment of Number of Shares Subject to Options.

Adjustment. Subject to any required action by the stockholders of the Company, the maximum number of Shares each Participant may purchase per Offering Period, as well as the price per Share and the number of Shares covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock of the Company, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board (or its Committee), whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an option. The Options granted pursuant to the Plan shall not be adjusted in a manner that causes the Options to fail to qualify as options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423.

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each Participant in writing, at least ten (10) Business Days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Board shall notify each Participant in writing, at least ten (10) Business Days prior to the New Exercise Date, that the Exercise Date for the Participants Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.

Amendments or Termination of the Plan. The Board of Directors (or its designated Committee) may at any time and for any reason amend, modify, suspend, discontinue or terminate the Plan without notice; provided that no Participant’s existing rights in respect of existing Options are adversely affected thereby; provided, further, upon any such amendment or modification, all Participants shall continue to have the same rights and privileges in respect of existing Options. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approved in such a manner and to such a degree as required.

Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Board (or its Committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board (or its designated Committee) determines in its sole discretion advisable which are consistent with the Plan.

The Plan shall automatically terminate if it is not approved by shareholders of the Company by the earlier of (i) the first duly convened meeting of the shareholders (including any adjournments of such meeting) following the Effective Date, or (ii) September 30, 2015, in which case all payroll deductions then credited to each Participant’s Purchase Account will be distributed to the Participant as soon as administratively practicable thereafter, and no Shares shall be purchased for any Participant. Pursuant to Section 13 above, such distribution shall not include interest or earnings of any kind.

No Other Obligations. The receipt of an Option pursuant to the Plan shall impose no obligation upon the Participant to purchase any Shares covered by such Option. Nor shall the granting of an Option pursuant to the Plan constitute an agreement or an understanding, express or implied, on the part of the Company to employ the Participant for any specified period.

Notices. Any notice which the Company or any Participant may be required or permitted to give to the other shall be in writing and may be delivered personally or by mail, postage prepaid, addressed: if to the Company, to such address as the Company, by notice to such Participant, may designate in writing from time to time; and, if to the Participant, at his or her address as shown on the payroll records of the Company.

Condition Upon Issuance of Shares. Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law (domestic or foreign) and any other rules or regulations by which the Company is bound or to which it is subject, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

Term of the Plan. Unless sooner terminated under Section 18, the Plan shall expire on, and no Option may be granted pursuant to the Plan after, the tenth anniversary of the Effective Date.

Governing Law. The Plan and all Options granted hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania without reference to choice of law principles and subject in all cases to the Code and the regulations thereunder.

ANNUAL MEETING OF SHAREHOLDERS OF

CHECKPOINT SYSTEMS, INC.

June 3, 2015

GO GREEN

20233330000000000000 8 060315

1. Election of Class III Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ George Babich, Jr. Class III
○ Julie S. England Class III

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF CHECKPOINT SYSTEMS, INC. June 3, 2015 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/01059 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20233330000000000000 8 060315 THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3, 4 AND 5. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Class III Directors FOR AGAINST ABSTAIN 2. To approve the Checkpoint Systems, Inc. 2015 Incentive Award Plan. NOMINEES: 3. To approve the Checkpoint Systems, Inc. 2015 Employee Stock Purchase FOR ALL NOMINEES O O Julie George S. England Babich, Jr. Class Class III III 4. Plan. Non-Binding advisory vote to approve fiscal 2014 compensation of the FOR WITHHOLD ALL NOMINEES AUTHORITY named executive officers. 5. To ratify the appointment of the Company’s independent registered FOR ALL EXCEPT public accounting firm of the Company for the fiscal year ending (See instructions below) December 27, 2015. If you mark your voting instructions on this proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF CHECKPOINT SYSTEMS, INC. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE and fill in the circle next to each nominee you wish to withhold, as shown here: ENCLOSED ENVELOPE. To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please title as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full

ANNUAL MEETING OF SHAREHOLDERS OF

CHECKPOINT SYSTEMS, INC.

June 3, 2015

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

20233330000000000000 8 060315

1. Election of Class III Directors

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ George Babich, Jr. Class III
- ○ Julie S. England Class III

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ____________ Date: ______ Signature of Shareholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CHECKPOINT ANNUAL MEETING OF SYSTEMS, SHAREHOLDERS OF INC. June 3, 2015 PROXY VOTING INSTRUCTIONS INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM?EST?the day before the meeting. COMPANY NUMBER MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. IN?PERSON—You may vote your shares in person by attending ACCOUNT NUMBER the Annual Meeting. GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/01059 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20233330000000000000 8 060315 THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 4 AND 5. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Class III Directors FOR AGAINST ABSTAIN 2. To Plan. approve the Checkpoint Systems, Inc. 2015 Incentive Award NOMINEES: 3. To approve the Checkpoint Systems, Inc. 2015 Employee Stock FOR ALL NOMINEES O O George Julie S. England Babich, Jr. Class Class III III Purchase Plan. WITHHOLD AUTHORITY 4. Non-Binding advisory vote to approve fiscal 2014 compensation FOR ALL NOMINEES of the named executive officers. FOR ALL EXCEPT 5. To registered ratify the public appointment accounting of firm the of the Company’s Company for independent the fiscal (See instructions below) year ending December 27, 2015. If you mark your voting instructions on this proxy card, your shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your shares will be voted as recommended by the Board of Directors. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF CHECKPOINT INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” SYSTEMS, INC. and fill in the circle next to each nominee you wish to withhold, as shown here: PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING JOHN SMITH THE ENCLOSED ENVELOPE. 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please title as such. sign exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign. such. When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person. give full

0 CHECKPOINT SYSTEMS, INC. ANNUAL MEETING OF STOCKHOLDERS WEDNESDAY, JUNE 3, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of CHECKPOINT SYSTEMS, INC. (the “Company”), revoking all previous proxies, hereby appoints Bryan T. R. Rowland and James M. Lucania, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company, to be held on Wednesday, June 3, 2015 commencing at 10:00 a.m. at the Company’s headquarters located at 101 Wolf Drive, Thorofare, New Jersey and at any adjournment or postponement thereof, provided that said proxies are authorized and directed to vote. (Continued and to be Signed on Reverse Side) 14475